                                                                     EXHIBIT 2.1


                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                             ENDOSONICS CORPORATION,

                          RIVER ACQUISITION CORPORATION

                                       AND

                               CARDIOMETRICS, INC.


                                January 26, 1997

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I                  THE MERGER.......................................  2
   1.1      The Merger......................................................  2
   1.2      Closing; Effective Time.........................................  2
   1.3      Effect of the Merger............................................  2
   1.4      Certificate of Incorporation; Bylaws............................  2
   1.5      Directors and Officers..........................................  2
   1.6      Effect on Capital Stock.........................................  3
   1.7      Surrender of Certificates.......................................  5
   1.8      No Further Ownership Rights in Target Common Stock..............  7
   1.9      Lost, Stolen or Destroyed Certificates..........................  7
   1.10     Taking of Necessary Action; Further Action......................  8

ARTICLE II                 REPRESENTATIONS AND WARRANTIES OF TARGET.........  8
   2.1      Organization, Standing and Power................................  8
   2.2      Capital Structure...............................................  8
   2.3      Authority....................................................... 10
   2.4      SEC Documents; Financial Statements............................. 11
   2.5      Absence of Certain Changes...................................... 12
   2.6      Absence of Undisclosed Liabilities.............................. 12
   2.7      Litigation...................................................... 12
   2.8      Restrictions on Business Activities............................. 12
   2.9      Governmental Authorization...................................... 13
   2.10     Title to Property............................................... 13
   2.11     Intellectual Property........................................... 13
   2.12     Environmental Matters........................................... 14
   2.13     Taxes........................................................... 15
   2.14     Employee Benefit Plans.......................................... 16
   2.15     Certain Agreements Affected by the Merger....................... 18
   2.16     Employee Matters................................................ 19
   2.17     Interested Party Transactions................................... 19
   2.18     Insurance....................................................... 19
   2.19     Compliance With Laws............................................ 19
   2.20     Brokers' and Finders' Fees...................................... 19
   2.21     Registration Statements; Proxy Statement/Prospectus............. 20
   2.22     Opinion of Financial Advisor.................................... 20
   2.23     Vote Required................................................... 20
   2.24     Board Approval.................................................. 20
   2.25     Section 203 of the DGCL Not Applicable.......................... 21
   2.26     Target Rights Agreement......................................... 21
   2.27     Foreign Corrupt Practices Act................................... 21

   2.28     Government Regulation........................................... 21
   2.29     Representations Complete........................................ 21

ARTICLE III                REPRESENTATIONS AND WARRANTIES OF
   ACQUIROR AND MERGER SUB.................................................. 22
   3.1      Organization, Standing and Power................................ 22
   3.2      Capital Structure............................................... 22
   3.3      Authority....................................................... 23
   3.4      SEC Documents; Financial Statements............................. 24
   3.5      Absence of Certain Changes...................................... 25
   3.6      Absence of Undisclosed Liabilities.............................. 25
   3.7      Litigation...................................................... 25
   3.8      Restrictions on Business Activities............................. 25
   3.9      Governmental Authorization...................................... 26
   3.10     Compliance With Laws............................................ 26
   3.11     Broker's and Finders' Fees...................................... 26
   3.12     Registration Statements; Proxy Statement/Prospectus............. 26
   3.13     Board Approval.................................................. 27
   3.14     Opinion of Financial Advisor.................................... 27
   3.15     VC Common Stock................................................. 27
   3.16     Intellectual Property........................................... 27
   3.17     Environmental Matters........................................... 27
   3.18     Foreign Corrupt Practices Act................................... 28
   3.19     VC SEC Documents................................................ 28
   3.20     Representations Complete........................................ 28

ARTICLE IV                 CONDUCT PRIOR TO THE EFFECTIVE TIME.............. 29
   4.1      Conduct of Business of Target and Acquiror...................... 29
   4.2      Conduct of Business of Target................................... 30
   4.3      No Solicitation................................................. 32

ARTICLE V                  ADDITIONAL AGREEMENTS............................ 33
   5.1      Proxy Statement/Prospectus; Registration Statement.............. 33
   5.2      Meeting of Stockholders......................................... 34
   5.3      Access to Information........................................... 34
   5.4      Confidentiality................................................. 35
   5.5      Public Disclosure............................................... 35
   5.6      Consents; Cooperation........................................... 35
   5.7      Voting Agreement................................................ 36
   5.8      Legal Requirements.............................................. 36
   5.9      Blue Sky Laws................................................... 36
   5.10     Employee Benefit Plans.......................................... 37
   5.11     Letter of Acquiror's and Target's Accountants................... 38
   5.12     Indemnification................................................. 38


                                       ii.

   5.13     Stock Option Agreement.......................................... 39
   5.14     Listing of Additional Shares.................................... 39
   5.15     Best Efforts and Further Assurances............................. 39
   5.16     Retention of Certain Target Employees........................... 40
   5.17     Form S-8........................................................ 40
   5.18     Cashless Exercise of Options.................................... 40

ARTICLE VI        CONDITIONS TO THE MERGER.................................. 40
   6.1      Conditions to Obligations of Each Party to Effect the Merger.... 40
   6.2      Additional Conditions to Obligations of Target.................. 41
   6.3      Additional Conditions to the Obligations of Acquiror and
            Merger
            Sub............................................................. 42

ARTICLE VII       TERMINATION, AMENDMENT AND WAIVER......................... 43
   7.1      Termination..................................................... 43
   7.2      Effect of Termination........................................... 44
   7.3      Expenses and Termination Fees................................... 44
   7.4      Amendment....................................................... 46
   7.5      Extension; Waiver............................................... 46

ARTICLE VIII      GENERAL PROVISIONS........................................ 46
   8.1      Non-Survival at Effective Time.................................. 46
   8.2      Notices......................................................... 46
   8.3      Interpretation.................................................. 47
   8.4      Counterparts.................................................... 48
   8.5      Entire Agreement; Nonassignability; Parties in Interest......... 48
   8.6      Severability.................................................... 48
   8.7      Remedies Cumulative............................................. 48
   8.8      Governing Law................................................... 48
   8.9      Rules of Construction........................................... 49


                                      iii.

SCHEDULES

Target Disclosure Schedule
Acquiror Disclosure Schedule

Schedule 2.6      -        Target Balance Sheet
Schedule 2.10     -        Target Real Property
Schedule 2.11     -        Target Intellectual Property
Schedule 2.14     -        Target Employee Plans
Schedule 5.7      -        Target Voting Agreement Signatories
Schedule 5.10     -        List of Optionholders Under Target Stock Option Plans

EXHIBITS

Exhibit A         -        Certificate of Merger
Exhibit B         -        Voting Agreement
Exhibit C         -        Stock Option Agreement
Exhibit D         -        Non-Competition Agreement


                                       iv.

                      AGREEMENT AND PLAN OF REORGANIZATION


                  This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of January 26, 1997, by and among Endosonics Corporation, a Delaware corporation ("Acquiror"), River Acquisition Corporation, a Delaware corporation ("Merger Sub") and wholly-owned subsidiary of Acquiror, and Cardiometrics, Inc., a Delaware corporation ("Target").

                                    RECITALS

                  A. The Boards of Directors of Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies that Target and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Target (the "Merger") and, in furtherance thereof, have approved the Merger.

                  B. Pursuant to the Merger, among other things, the outstanding shares of Target Common Stock, $.0.01 par value ("Target Common Stock"), shall be converted into shares of Acquiror Common Stock, $0.001 par value ("Acquiror Common Stock"), at the rate set forth herein, shares of Common Stock ("VC Common Stock") of CardioVascular Dynamics, Inc., a Delaware corporation ("VC"), at the rate set forth herein, and cash, at the rate set forth herein.

                  C. Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

                  D. Concurrent with the execution of this Agreement and as an inducement to Acquiror and Merger Sub to enter into this Agreement, (a) Target and Acquiror have entered into a stock option agreement dated the date hereof (the "Stock Option Agreement") providing for the purchase by Acquiror of newly-issued shares of Target's Common Stock, and (b) certain of the affiliates of Target who are stockholders, officers or directors have on the date hereof entered into an agreement to vote the shares of Target's Common Stock owned by such person to approve the Merger and against any competing proposals.

                  NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

                  1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit A (the "Certificate of Merger") and the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation. Target as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

                  1.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto agree (the "Closing Date"). The Closing shall take place at the offices of Acquiror's legal counsel, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing or such later time as is set forth in the Certificate of Merger being the "Effective Time").

                  1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                  1.4 Certificate of Incorporation; Bylaws.

                      (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows:
"The name of the corporation is Cardiometrics, Inc."

                      (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

                  1.5 Directors and Officers. At the Effective Time, the directors of the Surviving Corporation shall be Reinhard J. Warnking and Donald
D. Huffman. The officers


                                       2.

of the Surviving Corporation shall be the initial officers of Merger Sub, until their respective successors are duly elected or appointed and qualified.

                  1.6 Effect on Capital Stock. By virtue of the Merger and without any action on the part of Merger Sub, Target or the holders of any of the following securities:

                      (a) Conversion of Target Common Stock. At the Effective Time, each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Target Common Stock to be canceled pursuant to Section 1.6(b) and shares, if any held by persons who have not voted such shares for approval of the Merger and with respect to which such persons shall become entitled to appraisal rights in accordance with Section 262 of the Delaware Law ("Dissenting Shares")) will be canceled and extinguished and be converted automatically into the right to receive:

                                    (i)      an amount in cash equal to $2.00
                                             (the "Cash Consideration");

                                    (ii)     0.35 shares of Acquiror Common
                                             Stock (the "Stock Consideration"
                                             and the "Stock Consideration
                                             Exchange Ratio"); and

                                    (iii)    0.20 shares of VC Common Stock held
                                             of record by Acquiror as of the
                                             date hereof (the "VC Exchange
                                             Ratio"), subject to adjustment as
                                             set forth below (the "VC
                                             Consideration" and collectively
                                             with the Cash Consideration and
                                             Stock Consideration, the "Merger
                                             Consideration"). The VC Exchange
                                             Ratio shall be subject to increase
                                             such that based on the average of
                                             the closing prices of Acquiror
                                             Common Stock and the average of the
                                             closing prices of VC Common Stock
                                             for the ten trading days
                                             immediately preceding (and
                                             including) the third trading day
                                             prior to the Target Stockholders'
                                             Meeting, the Merger Consideration
                                             shall be equal to $9.00 (the
                                             "Price"); provided, however, that
                                             if based on such calculation the VC
                                             Exchange Ratio would be greater
                                             than .2636, the VC Exchange Ratio
                                             shall be .2636 (the "Floor");
                                             provided further, that at
                                             Acquiror's option, in lieu of such
                                             increase of the VC Exchange Ratio,
                                             the Cash Consideration may be
                                             increased such that, based on the
                                             average of the closing prices of
                                             Acquiror Common Stock and the
                                             average of the closing prices of VC
                                             Common Stock for the ten trading
                                             days immediately preceding (and
                                             including) the third trading day
                                             prior to the Target Stockholders'


                                       3.

                                             Meeting, the Merger Consideration
                                             shall be equal to $9.00; and
                                             provided further that,
                                             notwithstanding the foregoing, the
                                             VC Exchange Ratio shall not be less
                                             than 0.20 and the Cash
                                             Consideration shall not be less
                                             than $2.00.

                      (b) Cancellation of Target Common Stock Owned by Acquiror or Target. At the Effective Time, all shares of Target Common Stock that are owned by Target as treasury stock and each share of Target Common Stock owned by Acquiror or any direct or indirect wholly-owned subsidiary of Acquiror or of Target immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                      (c) Target Stock Option Plans. Immediately prior to the Effective Time, each outstanding option under the Target 1985 Stock Option Plan, the Target 1995 Stock Option Plan and the Target 1995 Stock Incentive Plan (collectively, the "Target Stock Option Plans") shall vest in full and become exercisable for any or all of the shares of Target Common Stock at the time subject to that option, with such accelerated vesting to be conditioned, however, upon the actual consummation of the Merger. Each share of Target Common Stock acquired under the Target Option Plans through the exercise of an outstanding option effected immediately prior to the Effective Time shall be canceled and extinguished at the Effective Time and converted automatically into the right to receive the Merger Consideration payable per share of Target Common Stock. However, if the Merger is not consummated, the option exercise price paid for any shares of Target Common Stock purchased under the Target Option Plans on the basis of the acceleration provided under this Section 1.6(c) shall be refunded by Target, and the vesting schedule for those shares shall revert to the schedule in effect immediately prior to acceleration hereunder. Any options which remain outstanding under the Target Option Plans at the Effective Time shall be cancelled in accordance with the provisions of Section 5.10.

                      (d) Capital Stock of Merger Sub. At the Effective Time, each share of Common Stock, $.0001 par value, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $.0001 par value, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

                      (e) Adjustments to Exchange Ratio. The exchange ratio for the shares of Acquiror Common Stock, the VC Exchange Ratio, the Price, the Floor and the Cash Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock, Target Common Stock or VC Common Stock), reorganization, recapitalization or other like change with respect to Acquiror Common Stock, Target


                                       4.

Common Stock or VC Common Stock occurring after the date hereof and prior to the Effective Time.

                  (f) Fractional Shares. No fraction of a share of Acquiror Common Stock or VC Common Stock shall be issued, but in lieu thereof each holder of shares of Target Common Stock who would otherwise be entitled to a fraction of a share of Acquiror Common Stock or VC Common Stock (after aggregating all fractional shares of Acquiror Common Stock or VC Common Stock to be received by such holder) shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by
(ii) the average of the closing prices of a share of Acquiror Common Stock or VC Common Stock, as applicable, for the ten trading days immediately preceding (and including) the third trading day prior to the Target Stockholders' Meeting, as reported on the Nasdaq National Market.

                  (h) Appraisal Rights. Any Dissenting Shares shall not be converted into the right to receive the consideration set forth in Section 1.6(a) but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law. Target agrees that, except with the prior written consent of Acquiror, or as required under Delaware Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any demand with respect to Dissenting Shares. Each holder of Dissenting Shares ("Dissenting Stockholder") who, pursuant to the provisions of Delaware Law, becomes entitled to payment of the fair value for shares of Target Common Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Acquiror shall issue and deliver, upon surrender by such shareholder of certificate or certificates representing shares of Target Common Stock, the consideration to which such stockholder would otherwise be entitled under this
Section 1.6 and the Certificate of Merger.

         1.7      Surrender of Certificates.

                  (a) Exchange Agent. Chase Mellon Shareholder Services shall act as exchange agent (the "Exchange Agent") in the Merger.

                  (b) Acquiror to Provide Common Stock and Cash. Promptly after the Effective Time (but in no event later than five (5) business days thereafter), Acquiror shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Acquiror may adopt, (1) the shares of Acquiror Common Stock issuable pursuant to Section 1.6(a)(ii), (2) the shares of VC Common Stock issuable pursuant to Section 1.6(a)(iii), (3) the cash issuable pursuant to Section 1.6(a)(i), and (4) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(f).


                                       5.

                  (c) Exchange Procedures. Within five (5) business days after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Target Common Stock, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Target Common Stock shall be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the right to receive the Merger Consideration. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of an option under the Target Option Plans which is cancelled in accordance with Section 5.10 instructions for use in effecting the surrender of the documentation for that option in exchange for the consideration payable per option share under Section
5.10. Upon surrender of the option documentation for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, the holder of such option shall be entitled to receive in exchange therefor the consideration payable per option share under Section 5.10, and the option shall be cancelled and the holder of that option shall have no further right to acquire any securities thereunder. Until so surrendered, each such outstanding option will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the right to receive the consideration payable per option share under Section 5.10.

                  (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Acquiror Common Stock.

                  (e) Transfers of Ownership. If any certificate for shares of Acquiror Common Stock or VC Common Stock is to be issued in a name other than that in which


                                       6.

the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Acquiror Common Stock or VC Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

                  (f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (g) Dissenting Shares. The provisions of this Section 1.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 1.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the consideration to which such holder is entitled pursuant to Section 1.6 hereof.

         1.8 No Further Ownership Rights in Target Common Stock. The Merger Consideration shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I. The consideration payable per option share under
Section 5.10 with respect to the options outstanding under the Target Option Plans at the Effective Time shall be full satisfaction of all rights the holders of those options would otherwise have to acquire shares of Target Common Stock under those options, and those options shall accordingly be cancelled, together with the Target Option Plans, and no further shares of Target Common Stock shall be issuable under the cancelled options or Target Option Plans.

         1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration (and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.


                                       7.

         1.10 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF TARGET

         In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations as presently conducted of such entity or group of entities. In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations as presently conducted of such entity and its subsidiaries, taken as a whole;

         Except as disclosed in a document of even date herewith and delivered by Target to Acquiror prior to the execution and delivery of this Agreement (the "Target Disclosure Schedule"), Target represents and warrants to Acquiror and Merger Sub as follows:

         2.1 Organization, Standing and Power. Target is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Target has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted prior to the Effective Time and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Target. Target has delivered or made available a true and correct copy of the Restated Certificate of Incorporation (the "Certificate of Incorporation") and Bylaws of Target, each as amended to date, to Acquiror. Target is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws. Except as disclosed in the Target SEC Documents (as defined in Section 2.4), Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

         2.2 Capital Structure. The authorized capital stock of Target consists of 15,000,000 shares of Common Stock, $0.01 par value, and 5,000,000 shares of Preferred


                                       8.

Stock, $0.01 par value (20,000 of which have been designated as Series A Junior Participating Preferred Stock ("Series A Preferred Stock")), of which there were issued and outstanding as of the close of business on January 23, 1997, 6,933,253 shares of Common Stock and no shares of Preferred Stock. As of the date hereof, there are no other outstanding shares of capital stock or voting securities and no other outstanding commitments to issue any shares of capital stock or voting securities of Target other than pursuant to the Stock Option Agreement, the exercise of options outstanding as of such date under the Target Stock Option Plans, pursuant to the Target Employee Stock Purchase Plan (the "Target ESPP"), pursuant to the Rights Agreement dated as of December 3, 1996, between Target and The First National Bank of Boston (the "Rights Agreement"), or pursuant to any outstanding warrants. All outstanding shares of Target Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound. As of the close of business on January 23, 1997, Target has reserved
(i) 1,399,914 shares of Common Stock for issuance to employees, consultants and directors pursuant to the Target Stock Option Plans, of which 338,576 shares have been issued pursuant to option exercises or direct stock purchases, 931,255 shares are subject to outstanding, unexercised options, and no shares are subject to outstanding stock purchase rights, (ii) 100,000 shares of Common Stock for issuance to employees pursuant to the Target ESPP, of which 31,643 shares have been issued, (iii) 20,000 shares of Series A Preferred Stock for issuance under the Rights Agreement, none of which are issued and outstanding and (iv) 35,156 shares of Common Stock for issuance upon the exercise of warrants, which warrants have an exercise price of $8.00 per share and which warrants will not be exercised prior to the Closing and will only be net exercised at the Closing; provided, however, that such warrants must be net exercised only to the extent that such net issuance is required in order to avoid approval of Acquiror's stockholders. Except as expressly permitted by the terms of this Agreement, since January 23, 1997, Target has not (i) issued or granted additional options under the Target Stock Option Plans, or (ii) accepted contributions to or enrollments in the Target ESPP. Except for (i) the rights created pursuant to this Agreement, the Stock Option Agreement, the Target Stock Option Plans, the Target ESPP and the Rights Agreement and (ii) the Target's right to repurchase any unvested shares under the Target Stock Option Plans, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound obligating Target to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Target or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of Target's capital stock (i) between or among Target and any of its stockholders and (ii) to Target's knowledge, between or among any of Target's stockholders, except for the stockholders named in Schedule 5.7 of this Agreement. The terms of the Target Stock Option Plans permit the outstanding options under those Plans to be assumed by Acquiror


                                       9.

as provided in Section 5.10 hereof, without the consent or approval of the holders of those options, the Target stockholders, or otherwise. The current "Purchase Interval" (as defined in the Target ESPP) commenced under the Target ESPP on November 1, 1996 and will, together with the current offering period under the Target ESPP, end upon the earlier of April 30, 1997 or the Effective Time as provided in this Agreement, and except for the outstanding purchase rights held by participants in the current Purchase Interval, there are no other purchase rights or options outstanding under the Target ESPP. True and complete copies of all agreements and instruments relating to or issued under the Target Stock Option Plans or Target ESPP have been made available to Acquiror and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form made available to Acquiror.

         2.3 Authority. Target has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Target, subject only to the approval of the Merger by Target's stockholders as contemplated by Section 6.1(a). Each of this Agreement and the Stock Option Agreement has been duly executed and delivered by Target and constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity. Subject to satisfaction of the conditions set forth in Article VI hereof, the execution and delivery of this Agreement and the Stock Option Agreement by Target does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Target, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument required to be filed with the Target SEC Documents (as defined in Section 2.4 hereof), permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of (ii) would not have had a Material Adverse Effect on Target. To the knowledge of Target, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Target in connection with the execution and delivery of this Agreement, the Stock Option Agreement, or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2, (ii) the filing with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. (the "NASD") of the Proxy Statement (as defined in


                                      10.

Section 2.21) relating to the Target Stockholders' Meeting (as defined in
Section 2.21), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; (iv) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"); and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Target and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement or the Stock Option Agreement.

         2.4 SEC Documents; Financial Statements. Target has furnished or made available to Acquiror a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the "Securities Act")), definitive proxy statement and other filing filed with the SEC by Target since November 1, 1995, and, prior to the Effective Time, Target will have furnished Acquiror with true and complete copies of any additional documents filed with the SEC by Target prior to the Effective Time (collectively, the "Target SEC Documents"). In addition, Target has made available to Acquiror all exhibits to the Target SEC Documents filed prior to the date hereof, and will promptly make available to Acquiror all exhibits to any additional Target SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the Target SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and Target is not in default thereunder, except where any such default has not resulted in and is not expected to result in any Material Adverse Effect on Target. As of their respective filing dates, the Target SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act, and none of the Target SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Target SEC Document. The financial statements of Target, including the notes thereto, included in the Target SEC Documents (the "Target Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Target Financial Statements fairly present the financial condition and operating results of Target at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments) in all material respects. There has been no material change in Target


                                      11.

accounting policies except as required to be described in the notes to the Target Financial Statements.

         2.5 Absence of Certain Changes. Since December 31, 1996 (the "Target Balance Sheet Date"), Target has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to Target; (ii) any acquisition, sale or transfer of any material asset of Target other than in the ordinary course of business and consistent with past practice;
(iii) any material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any material revaluation by Target of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target, or any direct or indirect redemption, purchase or other acquisition by Target of any of its shares of capital stock other than the repurchase of any shares of its capital stock from former employees, directors or consultants in accordance with agreements providing for the repurchase of shares or (v) any material contract entered into by Target, other than in the ordinary course of business and as provided or made available to Acquiror, or any material amendment or termination of, or to Target's knowledge, default under, any material contract to which Target is a party or by which it is bound which could result in a Material Adverse Effect on Target.

         2.6 Absence of Undisclosed Liabilities. Target has no material obligations or liabilities (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet for the period ended December 31, 1996 attached hereto as Schedule 2.6 (the "Target Balance Sheet"), (ii) those not required to be set forth in the Target Balance Sheet under generally accepted accounting principles, (iii) those incurred in the ordinary course of business since the Target Balance Sheet Date and consistent with past practice; and (iv) those incurred in connection with the execution of this Agreement.

         2.7 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Target, threatened against Target or any of its properties or any of its officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Target. There is no judgment, decree or order against Target, or, to the knowledge of Target, any of its directors or officers (in their capacities as such), that could prevent, enjoin, materially alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Target.

         2.8 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon Target which has the effect of prohibiting or materially impairing any current or future business practice of Target as presently contemplated, any acquisition of property by Target or the conduct of business by


                                      12.

Target as currently conducted or as proposed to be conducted prior to the Effective Time by Target.

         2.9 Governmental Authorization. Target has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Target currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Target's business or the holding of any such interest ((i) and (ii) herein collectively called "Target Authorizations"), and all of such Target Authorizations are in full force and effect, except where the failure to obtain or have any of such Target Authorizations could not reasonably be expected to have a Material Adverse Effect on Target.

         2.10 Title to Property. Target has good and valid title to all of its properties, interests in properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which is reflected on the Target Balance Sheet or in the Target SEC Documents or (iv) those which would not have a Material Adverse Effect on Target. The property and equipment of Target that are used in the operation of its business are adequate for the conduct of the business of Target consistent with its past practice. All properties used in the operations of Target are reflected in the Target Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. Schedule 2.10 identifies each parcel of real property owned or leased by Target.

         2.11     Intellectual Property.

                  (a) Target owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, schematics, technology, know-how, trade secrets, inventory, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used or proposed to be used in the business of Target as currently conducted or as proposed to be conducted prior to the Effective Time by Target, except to the extent that the failure to have such rights have not had and would not reasonably be expected to have a Material Adverse Effect on Target.

                  (b) Schedule 2.11 lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, and registered


                                      13.

copyrights, which Target considers to be material to its business and included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which Target is a party (except customer or end-user licenses entered into in the ordinary course of business) and which Target considers to be material to its business and pursuant to which any person is authorized to use any Intellectual Property, and (iii) all licenses, sublicenses and other agreements as to which Target is a party and pursuant to which Target is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any Target product that is material to its business.

                  (c) To Target's knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Target, any trade secret material to Target, or any Intellectual Property right of any third party to the extent licensed by or through Target, by any third party, including any employee or former employee of Target. Target has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or customer agreements arising in the ordinary course of business.

                  (d) All patents, registered trademarks, registered service marks and registered copyrights held by Target and material to the business of Target as currently conducted and as proposed to be conducted prior to the Effective Time are valid and subsisting. Target (i) has not been sued in any suit, action or proceeding which involves a material claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party and (ii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. The manufacture, marketing, licensing or sale of Target's products does not infringe any patent, registered trademark, registered service mark, registered copyright, trade secret or other proprietary right of any third party, except where such infringement would not have a Material Adverse Effect on Target.

                  (e) Target has taken reasonable steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, or patent applications or copyright and which constitutes a trade secret of Target ("Confidential Information").

         2.12     Environmental Matters.

                  (a)      The following terms shall be defined as follows:


                                      14.

                           (i)      "Environmental and Safety Laws" shall mean
any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

                           (ii)     "Hazardous Materials" shall mean any toxic
or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws.

                           (iii)    "Property" shall mean all real property
leased or owned by Target either currently or in the past.

                           (iv)     "Facilities" shall mean all buildings and
improvements on the Property of Target.

                  (b) To the best of its knowledge, Target represents and warrants as follows: (i) no methylene chloride or asbestos is contained in or has been used at or released from the Facilities; (ii) all Hazardous Materials and wastes have been disposed of in accordance with all material Environmental and Safety Laws; (iii) Target has received no notice (verbal or written) of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending or threatened relating to a violation of any Environmental and Safety Laws; (v) Target is not a responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), or state analog statute, arising out of events occurring prior to the Closing Date; (vi) there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from the Facilities or Property; (vii) there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under the Property including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells;
(viii) there are no polychlorinated biphenyls (PCBs) deposited, stored, disposed of or located on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of 50 parts per million; (ix) there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (x) the Facilities and Target's uses and activities therein have at all times complied in all material respects with all Environmental and Safety Laws; and (xi) Target has all material permits and licenses required to be issued and is in material compliance with the terms and conditions of those permits.

         2.13 Taxes. Target and any consolidated, combined, unitary or aggregate group for Tax purposes of which Target is or has been a member have timely filed all Tax


                                      15.

Returns required to be filed by it, have paid all Taxes shown thereon to be due and has provided adequate accruals in accordance with generally accepted accounting principles in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax returns. Except as disclosed in the Target Disclosure Schedule, (i) no material claim for Taxes has become a lien against the property of Target or is being asserted against Target other than liens for Taxes not yet due and payable, (ii) to the knowledge of Target, no audit of any Tax Return of Target is being conducted by a Tax authority, (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by Target and is currently in effect, and (iv) to the knowledge of Target, there is no agreement, contract or arrangement to which Target is a party that may result in the payment of any amount that would not be deductible by reason of Sections 280G or 404 of the Internal Revenue Code of 1986, as amended (the "Code"). For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used herein, "Tax Return" shall mean any return, statement, report or form (including, without limitation,) estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns required to be filed with respect to Taxes.

         2.14     Employee Benefit Plans.

                  (a) Schedule 2.14 lists, with respect to Target, any subsidiary of Target and any trade or business (whether or not incorporated) which is treated as a single employer with Target (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) in excess of $50,000, (ii) each loan to a non-officer employee in excess of $50,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Target and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements,


                                      16.

written or otherwise, as to which unsatisfied obligations of Target of greater than $50,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of Target (together, the "Target Employee Plans").

                  (b) Target has furnished to Acquiror a copy of each of the Target Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each Target Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Target Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. Target has also furnished Acquiror with the most recent Internal Revenue Service determination letter issued with respect to each such Target Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Target Employee Plan subject to Code Section 401(a).

                  (c) (i) None of the Target Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Target Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect; (iii) each Target Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect, and Target and each subsidiary or ERISA Affiliate have performed all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Target Employee Plans, which default or violation could reasonably be expected to have a Material Adverse Effect on Target; (iv) neither Target nor any subsidiary or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Target Employee Plans; (v) all material contributions required to be made by Target or any subsidiary or ERISA Affiliate to any Target Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Target Employee Plan for the current plan years; (vi) with respect to each Target Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in
Section 4062,


                                      17.

4063 or 4041 or ERISA has occurred; and (vii) no Target Employee Plan is covered by, and neither Target nor any subsidiary or ERISA Affiliate has incurred or expects to incur any liability under, Title IV of ERISA or Section 412 of the Code. With respect to each Target Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Target has prepared in good faith and timely filed all requisite governmental reports (which were true and correct in all material respects as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Target Employee Plan, except where the failure to do so would not result in a Material Adverse Effect on Target. No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of Target is threatened, against or with respect to any such Target Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither Target nor any Target subsidiary or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

                  (d) With respect to each Target Employee Plan, Target and each of its United States subsidiaries have complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the proposed regulations thereunder and (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect.

                  (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Target, any Target subsidiary or any other ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider.

                  (f) There has been no amendment to, written interpretation or announcement (whether or not written) by Target, any Target subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Target Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Target's financial statements.

         2.15 Certain Agreements Affected by the Merger. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or


                                      18.

employee of Target, (ii) materially increase any benefits otherwise payable by Target or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

         2.16 Employee Matters. Target is in compliance in all respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice, except where the failure to be in compliance or the engagement in such unfair labor practices would not have a Material Adverse Effect on Target. There are no pending claims against Target under any workers compensation plan or policy or for long term disability which would have a Material Adverse Effect on Target. Target has no obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that would not have a Material Adverse Effect on Target. There are no controversies pending or, to the knowledge of Target, threatened, between Target and any of its employees, which controversies would have a Material Adverse Effect on Target. Target is not a party to any collective bargaining agreement or other labor union contract nor does Target know of any activities or proceedings of any labor union to organize any such employees.

         2.17 Interested Party Transactions. Except as disclosed in the Target SEC Documents and except where disclosure is not required by Items 402 and 404 of Regulation S-K, Target is not indebted to any director, officer, employee or agent of Target (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Target, and there have been no other transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Securities Act and the Exchange Act since December 31, 1995.

         2.18 Insurance. Target has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Target. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target is otherwise in compliance in all material respects with the terms of such policies and bonds. Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

         2.19 Compliance With Laws. Target has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as would not have a Material Adverse Effect on Target.

         2.20 Brokers' and Finders' Fees. Target has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or


                                      19.

investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         2.21 Registration Statements; Proxy Statement/Prospectus. The information supplied by Target for inclusion in the registration statements on Form S-4 (or such other form or successor form as shall be appropriate) pursuant to which the shares of Acquiror Common Stock and VC Common Stock to be issued in the Merger will be registered with the SEC (each a "Registration Statement" and collectively, the "Registration Statements") shall not at the time such Registration Statements (including any amendments or supplements thereto) are declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Target for inclusion in the proxy statement/prospectus to be sent to the stockholders of Target in connection with the meeting of Target's stockholders to consider the Merger (the "Target Stockholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to Target's stockholders, at the time of the Target Stockholders' Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Target Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Target which should be set forth in an amendment to a Registration Statement or a supplement to the Proxy Statement, Target shall promptly inform Acquiror and Merger Sub. Notwithstanding the foregoing, Target makes no representation, warranty or covenant with respect to any information supplied by Acquiror or Merger Sub which is contained in any of the foregoing documents.

         2.22 Opinion of Financial Advisor. Target has been advised in writing by its financial advisor, Dillon, Read & Co. Inc., that in such advisor's opinion, as of the date hereof, the consideration to be received by the stockholders of Target is fair, from a financial point of view, to the stockholders of Target.

         2.23 Vote Required. The affirmative vote of the holders of a majority of the shares of Target Common Stock outstanding on the record date set for the Target Stockholders' Meeting is the only vote of the holders of any of Target's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

         2.24 Board Approval. The Board of Directors of Target has, on or prior to the date hereof, (i) approved this Agreement and the Merger, (ii) determined that the Merger is in the best interests of the stockholders of Target and is on terms that are fair to such


                                      20.

stockholders and (iii) determined to recommend that the stockholders of Target approve this Agreement and consummation of the Merger.

         2.25 Section 203 of the DGCL Not Applicable. The Board of Directors of Target has taken all actions so that the restrictions contained in Section 203 of the Delaware Law applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or the Stock Option Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement or by the Stock Option Agreement.

         2.26 Target Rights Agreement. The Board of Directors of Target has taken all necessary action to amend the Rights Agreement so that neither the execution of this Agreement nor the consummation of the transactions contemplated hereunder (including any exercise of the Target Option (as such term is defined in the Stock Option Agreement)) will cause Acquiror or Merger Sub to become an Acquiring Person (as such term is defined in the Rights Agreement) or the occurrence of a Stock Acquisition Date or Distribution Date (as such terms are defined in the Rights Agreement) and further to provide that, at the Effective Time, the Rights issued pursuant to the Rights Agreement will expire.

         2.27 Foreign Corrupt Practices Act. Target has not made, offered or agreed to offer anything of value to any government official, political party or candidate for government office nor has it otherwise taken any action which would cause Target to be in violation of the Foreign Corrupt Practices Act of 1977.

         2.28 Government Regulation. To Target's knowledge, each 510(k) premarket notification ("510(k)") and premarket approval application ("PMA") filed with the United States Food and Drug Administration (the "FDA") with respect to Target's products complies in all material respects with the rules and regulations of the FDA regarding the filing of a 510(k) or PMA, as applicable. Each such 510(k) and PMA includes results of testing and no material adverse comments with respect thereto have been received by Target from the FDA. Target reasonably believes that the data submitted as part of each 510(k) and PMA is sufficient to support FDA approval of such 510(k) or PMA; provided, however, that notwithstanding the foregoing, Target makes no representation to the effect that it will not file a supplement to such 510(k) or PMA or that such 510(k) or PMA will be approved by the FDA or contains all of the information which the FDA requires or will require in its consideration thereof.

         2.29 Representations Complete. None of the representations or warranties made by Target herein or in any Schedule hereto, including the Target Disclosure Schedule, or certificate furnished by Target pursuant to this Agreement, or the Target SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements


                                      21.

contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

         Except as disclosed in a document of even date herewith and delivered by Acquiror to Target prior to the execution and delivery of this Agreement (the "Acquiror Disclosure Schedule"), Acquiror and Merger Sub represent and warrant to Target as follows:

         3.1 Organization, Standing and Power. Each of Acquiror and its subsidiaries, including Merger Sub, is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Acquiror and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Acquiror. Acquiror has delivered a true and correct copy of the Certificate of Incorporation and Bylaws, each as amended to date, of Acquiror to Target. Neither Acquiror nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. Acquiror is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such subsidiary are owned by Acquiror free and clear of all liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating Acquiror or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Except as disclosed in the Acquiror SEC Documents (as defined in Section 3.4), Acquiror does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

         3.2 Capital Structure. The authorized capital stock of Acquiror consists of 25,000,000 shares of Common Stock, $0.001 par value, and 5,000,000 shares of Preferred Stock, $0.001 par value, of which there were issued and outstanding as of the close of business on January 24, 1997, 13,525,426 shares of Common Stock and no shares of Preferred Stock. As of the date hereof, there are no other outstanding shares of capital stock or voting securities of Acquiror other than shares of Acquiror Common Stock issued after January 24, 1997 upon the exercise of options issued under the Acquiror Amended and Restated 1988 Stock Option Plan (the "Acquiror Stock Option Plan"). The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $.0001 par value, all


                                      22.

of which are issued and outstanding and are held by Acquiror. All outstanding shares of Acquiror and Merger Sub have been duly authorized, validly issued, fully paid and are nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. As of the close of business on January 24, 1997, Acquiror has reserved 3,200,000 shares of Common Stock for issuance to employees, directors and independent contractors pursuant to the Acquiror Stock Option Plan, of which 773,509 shares have been issued pursuant to option exercises, and 2,293,105 shares are subject to outstanding, unexercised options. Other than pursuant to this Agreement, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Acquiror or Merger Sub is a party or by which either of them is bound obligating Acquiror or Merger Sub to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Acquiror or Merger Sub or obligating Acquiror or Merger Sub to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The shares of Acquiror Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable.

         3.3 Authority. Acquiror and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes the valid and binding obligations of Acquiror and Merger Sub. Subject to satisfaction of the conditions set forth in Article VI hereof, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Articles of Incorporation or Bylaws of Acquiror or any of its subsidiaries, as amended, or
(ii) any material mortgage, indenture, lease, contract or other agreement or instrument required to be filed with the Acquiror SEC Documents (as defined in Section 3.4 hereof), permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or any of its subsidiaries or their properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of (ii) would not have had a Material Adverse Effect on Acquiror. To the knowledge of Acquiror, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquiror or any of its subsidiaries in connection with the execution and delivery of this Agreement by Acquiror and Merger Sub or the consummation by Acquiror and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2, (ii) the filing with the SEC and NASD of the Registration Statements, (iii) the filing of a Form 8-K with the SEC and NASD within 15 days after the Closing Date, (iv) any filings as may be required under applicable state securities laws and the securities laws of


                                      23.

any foreign country, (v) such filings as may be required under HSR, (vi) the filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Common Stock in the Merger and upon exercise of the options under the Target Stock Option Plans assumed by Acquiror, and (vii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Acquiror and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

         3.4 SEC Documents; Financial Statements. Acquiror has furnished or made available to Target a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filing filed with the SEC by Acquiror since March 4, 1992, and, prior to the Effective Time, Acquiror will have furnished Target with true and complete copies of any additional documents filed with the SEC by Acquiror prior to the Effective Time (collectively, the "Acquiror SEC Documents"). In addition, Acquiror has made available to Target all exhibits to the Acquiror SEC Documents filed prior to the date hereof, and will promptly make available to Target all exhibits to any additional Acquiror SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the Target SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and neither Acquiror nor any of its subsidiaries is in default thereunder, except where any such default has not resulted in and is not expected to result in any Material Adverse Effect on Acquiror. As of their respective filing dates, the Acquiror SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Acquiror SEC Document. The financial statements of Acquiror, including the notes thereto, included in the Acquiror SEC Documents (the "Acquiror Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Acquiror Financial Statements fairly present the consolidated financial condition and operating results of Acquiror and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments) in all material respects. There has been no change in Acquiror accounting policies except as required to be described in the notes to the Acquiror Financial Statements.


                                      24.

         3.5 Absence of Certain Changes. Since September 30, 1996 (the "Acquiror Balance Sheet Date"), Acquiror has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to Acquiror; (ii) any acquisition, sale or transfer of any material asset of Acquiror or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Acquiror or any material revaluation by Acquiror of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Acquiror, or any direct or indirect redemption, purchase or other acquisition by Acquiror of any of its shares of capital stock other than the repurchase of any shares of its capital stock from former employees, directors or consultants in accordance with agreements providing for the repurchase of shares; or (v) any material contract entered into by Acquiror, other than in the ordinary course of business and as provided or made available to Target, or any material amendment or termination of, or to Acquiror's knowledge, default under, any material contract to which Acquiror is a party or by which it is bound which could result in a Material Adverse Effect on Acquiror.

         3.6 Absence of Undisclosed Liabilities. Acquiror has no material obligations or liabilities (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in Acquiror's Quarterly Report on Form 10-Q for the period ended September 30, 1996 (the "Acquiror Balance Sheet"), (ii) those not required to be set forth in the Acquiror Balance Sheet under generally accepted accounting principles, and (iii) those incurred in the ordinary course of business since the Acquiror Balance Sheet Date and consistent with past practice.

         3.7 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Acquiror or any of its subsidiaries, threatened against Acquiror or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Acquiror. There is no judgment, decree or order against Acquiror or any of its subsidiaries or, to the knowledge of Acquiror or any of its subsidiaries, any of their respective directors or officers (in their capacities as such) that could prevent, enjoin, materially alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Acquiror.

         3.8 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon Acquiror or any of its subsidiaries which has the effect of prohibiting or materially impairing any current or future business practice of Acquiror or any of its subsidiaries as presently contemplated, any acquisition of property by Acquiror or any of its subsidiaries or the conduct of business by Acquiror or any of its


                                      25.

subsidiaries as currently conducted or as proposed to be conducted prior to the Effective Time by Acquiror or any of its subsidiaries.

         3.9 Governmental Authorization. Acquiror and each of its subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Acquiror or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Acquiror's or any of its subsidiaries' business or the holding of any such interest ((i) and (ii) herein collectively called "Acquiror Authorizations"), and all of such Acquiror Authorizations are in full force and effect, except where the failure to obtain or have any of such Acquiror Authorizations could not reasonably be expected to have a Material Adverse Effect on Acquiror.

         3.10 Compliance With Laws. Each of Acquiror and its subsidiaries has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as would not have a Material Adverse Effect on Acquiror.

         3.11 Broker's and Finders' Fees. Acquiror has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         3.12 Registration Statements; Proxy Statement/Prospectus. The information supplied by Acquiror and Merger Sub for inclusion in the Registration Statements shall not, at the time the Registration Statements (including any amendments or supplements thereto) are declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Acquiror for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to Target's stockholders, at the time of the Target Stockholders' Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which it is made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Target Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Acquiror or Merger Sub which should be set forth in an amendment to a Registration Statement or a supplement to the Proxy Statement, Acquiror or Merger Sub will promptly inform Target. Notwithstanding the foregoing, Acquiror and Merger Sub make no representation, warranty or covenant with respect to any information supplied by Target which is contained in any of the foregoing documents.


                                      26.

         3.13 Board Approval. The Boards of Directors of Acquiror and Merger Sub have prior to the date hereof (i) approved this Agreement and the Merger with all affirmative votes except for one abstention, (ii) determined that the Merger is in the best interests of their respective stockholders and is on terms that are fair to such stockholders and (iii) determined to recommend that the stockholder of Merger Sub approve this Agreement and the consummation of the Merger.

         3.14 Opinion of Financial Advisor. Acquiror has been advised in writing by its financial advisor, Piper Jaffray Inc., that in such advisor's opinion as of the date hereof, the consideration to be paid by Acquiror is fair to Acquiror from a financial point of view.

         3.15 VC Common Stock. Acquiror has good title to all the shares of VC Common Stock to be transferred hereunder, free and clear of all liens, encumbrances, equities, security interests and claims, with full right and authority to deliver the same hereunder, and that upon the delivery of such shares of VC Common Stock against surrender of certificates for Target Common Stock, the Target shareholders will receive good title thereto, free and clear of all liens, encumbrances, security interests and claims.

         3.16 Intellectual Property. Acquiror owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, schematics, technology, know-how, trade secrets, inventory, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are used or proposed to be used in the business of Acquiror as currently conducted or as proposed to be conducted prior to the Effective Time by Acquiror, except to the extent that the failure to have such rights have not had and would not reasonably be expected to have a Material Adverse Effect on Acquiror.

         3.17     Environmental Matters.

                  (a)      The following terms shall be defined as follows:

                           (i)      "Acquiror Property" shall mean all real
property leased or owned by Acquiror or its subsidiaries either currently or in the past.

                           (ii)     "Acquiror Facilities" shall mean all
buildings and improvements on the Acquiror Property.

                  (b) To the best of its knowledge, Acquiror represents and warrants as follows: (i) no methylene chloride or asbestos is contained in or has been used at or released from the Acquiror Facilities; (ii) all Hazardous Materials and wastes have been disposed of in accordance with all material Environmental and Safety Laws; (iii) Acquiror has received no notice (verbal or written) of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (iv) no notices, administrative


                                      27.

actions or suits are pending or threatened relating to a violation of any Environmental and Safety Laws; (v) Acquiror is not a responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), or state analog statute, arising out of events occurring prior to the Closing Date; (vi) there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from the Acquiror Facilities or Acquiror Property; (vii) there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under the Acquiror Property including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells; (viii) there are no polychlorinated biphenyls (PCBs) deposited, stored, disposed of or located on the Acquiror Property or Acquiror Facilities or any equipment on the Acquiror Property containing PCBs at levels in excess of 50 parts per million; (ix) there is no formaldehyde on the Acquiror Property or in the Acquiror Facilities, nor any insulating material containing urea formaldehyde in the Acquiror Facilities; (x) the Acquiror Facilities and Acquiror's uses and activities therein have at all times complied in all material respects with all Environmental and Safety Laws; and (xi) Acquiror has all material permits and licenses required to be issued and is in material compliance with the terms and conditions of those permits.

                  3.18 Foreign Corrupt Practices Act. Acquiror has not made, offered or agreed to offer anything of value to any government official, political party or candidate for government office nor has it otherwise taken any action which would cause Acquiror to be in violation of the Foreign Corrupt Practices Act of 1977.

                  3.19 VC SEC Documents. Acquiror has reviewed all registration statements and Quarterly Reports on Form 10-Q filed by VC and all other reports filed by VC pursuant to Sections 13(a) or 15(d) of the Exchange Act (collectively, the "VC SEC Documents"), and to Acquiror's knowledge, none of the VC SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed VC SEC Document.

                  3.20 Representations Complete. None of the representations or warranties made by Acquiror or Merger Sub herein or in any Schedule hereto, including the Acquiror Disclosure Schedule, or certificate furnished by Acquiror or Merger Sub pursuant to this Agreement, or the Acquiror SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.


                                       28.

                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

                  4.1 Conduct of Business of Target and Acquiror. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each of Target and Acquiror agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other), to carry on its and its subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay and to cause its subsidiaries to pay debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its and its subsidiaries' present business organizations, use its reasonable efforts consistent with past practice to keep available the services of its and its subsidiaries' present officers and key employees and use its reasonable efforts consistent with past practice to preserve its and its subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries, to the end that its and its subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time. Each of Target and Acquiror agrees to promptly notify the other of any event or occurrence not in the ordinary course of its or its subsidiaries' business, and of any event which could reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, except as expressly contemplated by this Agreement, neither Target nor Acquiror shall do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of the other, and Acquiror shall use reasonable efforts to prevent VC from doing any of the following without the prior written consent of
Target:

                           (a)      Charter Documents.  Cause or permit any
amendments to its Certificate of Incorporation or Bylaws;

                           (b)      Dividends; Changes in Capital Stock.
Except as set forth in the Acquiror Disclosure Schedule or the Target Disclosure Schedule, declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

                           (c)      Stock Option Plans, Etc.  Accelerate, amend
or change the period of exercisability or vesting of options or other rights granted under its employee stock

                                       29.

plans or director stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

                           (d)      Other.  Take, or agree in writing or
otherwise to take, any of the actions described in Sections 4.1(a) through (c) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

                  4.2 Conduct of Business of Target. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, Target shall not do, cause or permit any of the following without the prior written consent of Acquiror, which consent shall not be unreasonably withheld:

                           (a)      Material Contracts.  Enter into any material
contract or material commitment, or violate, amend or otherwise modify or waive any of the terms of any of its contracts required to be filed as an exhibit to the Target SEC Documents, other than in the ordinary course of business consistent with past practice and in no event shall such contract, commitment, amendment, modification or waiver be in excess of $100,000;

                           (b)      Issuance of Securities.  Except as set
forth in the Target Disclosure Schedule, issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date hereof; provided, however, that Target may, in the ordinary course of business consistent with past practice, grant options for the purchase of Target Common Stock under the Target Option Plans (not to exceed an aggregate of 10,000 options to purchase shares of Target Common Stock granted after the date hereof); and provided further, however, that Target may repurchase any shares of its capital stock from former employees, directors or consultants in accordance with agreements providing for the repurchase of shares.

                           (c)      Intellectual Property.  Transfer to any
person or entity any rights to its Intellectual Property other than in the ordinary course of business;

                           (d)      Exclusive Rights.  Enter into or amend any
agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

                           (e)      Dispositions.  Sell, lease, license or
otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business except in the ordinary course of business;

                                       30.

                           (f)      Indebtedness.  Incur any indebtedness for
borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

                           (g)      Leases.  Enter into any operating lease in
excess of an aggregate of $50,000;

                           (h)      Payment of Obligations.  Pay, discharge or
satisfy in an amount in excess of $25,000 in any one case or $100,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements or incurred in the ordinary course of business subsequent to the Target Financial Statements;

                           (i)      Capital Expenditures.  Make any material
capital expenditures, material capital additions or material capital improvements except in the ordinary course of business;

                           (j)      Insurance.  Materially reduce the amount of
any material insurance coverage provided by existing insurance policies;

                           (k)      Employee Benefit Plans; New Hires; Pay
Increases. Adopt or amend any employee benefit or stock purchase or option plan, or hire any new director level or officer level employee (except that it may hire a replacement for any current director level or officer level employee if it first provides Acquiror advance notice regarding such hiring decision), pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees except in the ordinary course of business or for changes pursuant to employment agreements in effect as of the date hereof or changes in position;

                           (l)      Severance Arrangements.  Grant any severance
or termination pay (i) to any director or officer or (ii) to any other employee except (A) payments made pursuant to standard written agreements outstanding on the date hereof or (B) grants which are made in the ordinary course of business in accordance with its standard past practice;

                           (m)      Lawsuits.  Commence a lawsuit other than (i)
for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Acquiror prior to the filing of such a suit, or (iii) for a breach of this Agreement;

                           (n)      Acquisitions.  Acquire or agree to acquire
by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business

                                       31.

organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole, or acquire or agree to acquire any equity securities of any corporation, partnership, association or business organization;

                           (o)      Taxes.  Other than in the ordinary course
of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                           (p)      Revaluation.  Revalue any of its assets,
including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

                           (q)      Other.  Take or agree in writing or
otherwise to take, any of the actions described in Sections 4.2(a) through (p) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

                  4.3 No Solicitation. Target and the officers, directors, employees or other agents of Target will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Takeover Proposal (defined below) or (ii) subject to the terms of the immediately following sentence, engage in negotiations with, or disclose any nonpublic information relating to Target to, or afford access to the properties, books or records of Target to, any person that has advised Target that it may be considering making, or that has made, a Takeover Proposal; provided, nothing herein shall prohibit Target's Board of Directors from taking and disclosing to Target's stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act. Notwithstanding the immediately preceding sentence, if an unsolicited Takeover Proposal, or an unsolicited written expression of interest that can reasonably be expected to lead to a Takeover Proposal, shall be received by the Board of Directors of Target, then, to the extent the Board of Directors of Target believes in good faith (after consultation with its financial advisor) that such Takeover Proposal would, if consummated, result in a transaction more favorable to Target's stockholders from a financial point of view than the transaction contemplated by the Agreement (any such more favorable Takeover Proposal being referred to in this Agreement as a "Superior Proposal") and the Board of Directors of Target determines in good faith after consultation with outside legal counsel that it is necessary for the Board of Directors of Target to comply with its fiduciary duties to stockholders under applicable law, Target and its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives retained by it may furnish in connection therewith information and take such other actions as are consistent with the fiduciary obligations of Target's Board of Directors, and such actions


                                       32.

shall not be considered a breach of this Section 4.3 or any other provisions of this Agreement, provided that in each such event Target notifies Acquiror of such determination by the Target Board of Directors and provides Acquiror with a true and complete copy of the Superior Proposal received from such third party, if the Superior Proposal is in writing, or a complete written summary thereof, if it is not in writing, and provides Acquiror with all documents containing or referring to non-public information of Target that are supplied to such third party; provided, further, that (A) the Board of Directors of Target has determined, with the advice of Target's investment bankers, that such third party is capable of making a Superior Proposal upon satisfactory completion of such third party's review of the information supplied by Target, (B) the third party has made a written expression of interest that can reasonably be expected to lead to a Superior Proposal, (C) Target may not provide any non-public information to any such third party if it has not prior to the date thereof provided such information to Acquiror or Acquiror's representatives, and (D) Target provides such non-public information pursuant to a non-disclosure agreement at least as restrictive as the Confidentiality Agreement (as defined in Section 5.4); provided, however, that Target shall not, and shall not permit any of its officers, directors, employees or other representatives to agree to or endorse any Takeover Proposal unless Target shall have terminated this Agreement pursuant to Section 7.1(e) and paid Acquiror all amounts payable to Acquiror pursuant to Section 7.3(b). Target will promptly notify Acquiror after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for non-public information relating to Target or for access to the properties, books or records of Target by any person that has advised Target that it may be considering making, or that has made, a Takeover Proposal and will keep Acquiror fully informed of the status as well as the material details of any such Takeover Proposal notice, request or any correspondence or communications related thereto and shall provide Acquiror with a true and complete copy of such Takeover Proposal notice or request or correspondence or communications related thereto, if it is in writing, or a complete written summary thereof, if it is not in writing. For purposes of this Agreement, "Takeover Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Target or the acquisition of any significant equity interest in, or a significant portion of the assets of, Target, other than the transactions contemplated by this Agreement.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

                  5.1 Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, Target and Acquiror shall prepare, and Target shall file with the SEC, preliminary proxy materials relating to the approval of the Merger and the transactions contemplated hereby by the stockholders of Target and, as promptly as practicable following receipt of SEC comments thereon, Acquiror shall file with the SEC a Registration Statement on Form S-4 (or such other or successor form as shall be appropriate), which complies in form with applicable SEC requirements and shall use all

                                       33.

reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. Subject to the provisions of Section 4.3, the Proxy Statement shall include the recommendation of the Board of Directors of Target in favor of the Merger; provided that such recommendation may not be included or may be withdrawn if previously included if Target's Board of Directors believes in good faith that a Superior Proposal has been made and shall determine that to include such recommendation or not withdraw such recommendation if previously included would constitute a breach of the Board's fiduciary duty under applicable law.

                  5.2 Meeting of Stockholders. Target shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Target Stockholders' Meeting within 45 days of the Registration Statements being declared effective by the SEC. Target shall consult with Acquiror regarding the date of the Target Stockholders' Meeting and use all reasonable efforts and shall not postpone or adjourn (other than for the absence of a quorum) the Target Stockholders' Meeting without the consent of Acquiror. Subject to Section 5.1, Target shall use its best efforts to solicit from stockholders of Target proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger.

                  5.3      Access to Information.

                           (a)      Target shall afford Acquiror and its
accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Target's properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Target as Acquiror may reasonably request. Target agrees to provide to Acquiror and its accountants, counsel and other representatives copies of regularly prepared internal financial statements promptly upon request. Acquiror shall afford Target and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to
(i) all of Acquiror's and its subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Acquiror and its subsidiaries as Target may reasonably request. Acquiror agrees to provide to Target and its accountants, counsel and other representatives copies of regularly prepared internal financial statements promptly upon request.

                           (b)      Subject to compliance with applicable law,
from the date hereof until the Effective Time, each of Acquiror and Target shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations of Acquiror, Target and, to Acquiror's knowledge, VC.


                                       34.

                           (c)      No information or knowledge obtained in any
investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

                  5.4 Confidentiality. The parties acknowledge that each of Acquiror and Target have previously executed a non-disclosure agreement dated January 3, 1997 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

                  5.5 Public Disclosure. Unless otherwise permitted by this Agreement, Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law, or in exercise of the fiduciary duties of the Board of Directors, or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD.

                  5.6      Consents; Cooperation.

                           (a)      Each of Acquiror and Target shall promptly
apply for or otherwise seek, and use its best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, including those required under HSR, and shall use its reasonable efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof or otherwise. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR or any other federal or state antitrust or fair trade law.

                           (b)      Each of Acquiror and Target shall use all
reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Acquiror and Target shall cooperate and use all best efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted,

                                       35.

reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Acquiror and Target decide that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that neither Acquiror nor Target shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the earlier of (i) September 30, 1997, or (ii) the date of a ruling preliminary enjoining the Merger issued by a court of competent jurisdiction (the "Injunction Date"). Each of Acquiror and Target shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

                           (c)      Notwithstanding anything to the contrary in
Section 5.6(a) or (b), (i) neither Acquiror nor any of it subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Acquiror or of Acquiror combined with the Surviving Corporation after the Effective Time and
(ii) Target shall not be required to divest any of its business, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Target.

                  5.7 Voting Agreement. Target shall use its best efforts, on behalf of Acquiror and pursuant to the request of Acquiror, to cause each officer and director of Target named in Schedule 5.7 to execute and deliver to Acquiror a Voting Agreement substantially in the form of Exhibit B attached hereto concurrent with the execution of this Agreement.

                  5.8 Legal Requirements. Each of Acquiror, Merger Sub and Target will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

                  5.9 Blue Sky Laws. Acquiror shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Acquiror Common Stock in connection with the Merger. Target shall use its best efforts to assist Acquiror as may be necessary to comply with the securities and blue

                                       36.

sky laws of all jurisdictions which are applicable in connection with the issuance of Acquiror Common Stock in connection with the Merger.

                  5.10     Employee Benefit Plans.

                  (a) Schedule 5.10 hereto sets forth a true and complete list as of the date hereof of all holders of outstanding options under the Target Stock Option Plans, including the number of shares of Target capital stock subject to each such option, the exercise price per share and the term of each such option. On the Closing Date, Target shall deliver to Acquiror an updated
Schedule 5.10 hereto current as of such date. At the Effective Time, the Target Stock Option Plans and a portion of each outstanding option to purchase shares of Target Common Stock under the Target Stock Option Plans will be assumed and cashed out by Acquiror on the terms set forth in this paragraph (a) and paragraph (b) below. Each such option so assumed by Acquiror under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Target Stock Option Plans, immediately prior to the Effective Time, except that (i) such option will be exercisable for that number of whole shares of Acquiror Common Stock equal to the product of the number of shares of Target Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Stock Consideration Exchange Ratio (as defined in Section 1.6(a)(ii) hereof) and rounded down to the nearest whole number of shares of Acquiror Common Stock, (ii) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of Target Common Stock at which such option was exercisable immediately prior to the Effective Time by the Conversion Ratio, rounded up to the nearest whole cent, and (iii) the option shall be fully and immediately exercisable for vested shares of Acquiror Common Stock. While there can be no assurances that the assumed options will be incentive stock options, the parties will use their reasonable efforts to effect the assumption in a manner calculated to ensure preservation of incentive stock option status for the assumed options. Within ten (10) business days after the Effective Time, Acquiror will issue to each person who, immediately prior to the Effective Time, was a holder of an outstanding option under the Target Stock Option Plans a document in form and substance satisfactory to Target evidencing the foregoing assumption of such option by Acquiror. For purposes of this Section 5.10, the Conversion Ratio shall be that fraction, the numerator of which is the value of the Stock Consideration as of the Effective Time and the denominator of which is the value of the Merger Consideration (as valued pursuant to Section 1.6(a)) as of the Effective Time.

                  (b) At the Effective Time, a payment shall be made with respect to each option assumed by Acquiror pursuant to paragraph (a) above. Such payment per option share shall be equal to the Cash Consideration and the VC Consideration payable per share of Target Common Stock under Section 1.6(a) multiplied by the number of shares of Target Common Stock subject to the assumed option less the excess of (i) the aggregate option exercise price in effect for the option immediately prior to the Effective Time less (ii) the aggregate exercise price of such assumed option as determined immediately after the

                                       37.

Effective Time as set forth in paragraph (a) above. Such consideration per option share shall be paid proportionately in Cash Consideration and VC Consideration, with the cash amount to be in the same ratio as the Cash Consideration payable per share of Target Common Stock bears to the total of the Cash Consideration and the VC Consideration, and the VC portion to be in the same ratio as the VC Consideration payable per share of Target Common Stock bears to the total of the Cash Consideration and the VC Consideration.

                  (c) Outstanding purchase rights under the Target ESPP shall be exercised upon the earlier of (i) the next scheduled purchase date under the Target ESPP or (ii) immediately prior to the Effective Time, and each participant in the Target ESPP shall accordingly be issued shares of Target Common Stock at that time, and each share of Target Common Stock so issued shall be canceled and extinguished at the Effective Time and converted automatically into the right to receive the Merger Consideration payable per share of Target Common Stock. The Target ESPP shall terminate with such exercise date, and no purchase rights shall be subsequently granted or exercised under the Target ESPP. Target employees who otherwise meet the eligibility requirements for participation in the Acquiror Employee Stock Purchase Plan shall be eligible to begin payroll deductions under that plan as of the first entry date thereunder following the Effective Time.

                  5.11     Letter of Acquiror's and Target's Accountants.

                           (a)      Acquiror shall use all reasonable efforts
to cause to be delivered to Target a Procedures Letter of Acquiror's independent auditors, dated a date within two business days before the date on which the Registration Statements shall become effective and addressed to Target, in form reasonably satisfactory to Target and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statements.

                           (b)      Target shall use all reasonable efforts to
cause to be delivered to Acquiror a Procedures Letter of Target's independent auditors, dated a date within two business days before the date on which the Registration Statements shall become effective and addressed to Acquiror, in form reasonably satisfactory to Acquiror and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statements.

                  5.12     Indemnification.

                           (a)      After the Effective Time, Acquiror will,
and will cause the Surviving Corporation to, indemnify and hold harmless the present and former officers, directors, employees and agents of Target (the "Indemnified Parties") in respect of acts or omissions occurring on or prior to the Effective Time to the full extent permitted by law and to the full extent provided under Target's Certificate of Incorporation and Bylaws or any indemnification agreement with Target officers and directors to which Target is a party, in each case in effect on the date hereof. Without limitation of the foregoing, in the event any

                                       38.

such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter relating to this Agreement or the transactions contemplated hereby occurring on or prior to the Effective Time, Acquiror shall or shall cause the Surviving Corporation to pay as incurred such Indemnified Party's reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.

                           (b)      For four (4) years after the Effective Time,
Acquiror will either (i) at all times maintain at least $100,000,000 in cash, marketable securities and unrestricted lines of credit to be available to indemnify the Indemnified Parties in accordance with Section 5.12(a) above, or
(ii) cause the Surviving Corporation to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such person currently covered by Target's officers' and directors' liability insurance policy on terms substantially similar to those of such policy in effect on the date hereof, provided that in satisfying its obligation under this Section , Acquiror shall not be obligated to cause the Surviving Corporation to pay premiums in excess of 150% of the annualized average of the amount per annum Target paid since Target's initial public offering, which amount has been disclosed to Acquiror and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.12, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

                           (c)      The provisions of this Section 5.12 are
intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

                  5.13 Stock Option Agreement. Concurrently with the execution of this Agreement, Target shall deliver to Acquiror an executed Stock Option Agreement in the form of Exhibit C attached hereto. Target agrees to fully perform its obligations under the Stock Option Agreement.

                  5.14 Listing of Additional Shares. Prior to the Effective Time, Acquiror shall file with the Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the shares referred to in
Section 6.1(f).

                  5.15 Best Efforts and Further Assurances. Each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.


                                       39.

                  5.16 Retention of Certain Target Employees. Each of Acquiror and Target shall use reasonable efforts to cooperate to further the retention of certain of the employees of Target immediately prior to the Effective Time (as determined by Acquiror), including mutual consultation to structure compensation and benefit plans (at no expense to Target), and to cause certain key employees to enter into a Non-competition Agreement in the form attached hereto as Exhibit D.

                  5.17 Form S-8. Acquiror agrees to file, no later than five (5) days after the Closing, a registration statement on Form S-8 covering the shares of Acquiror Common Stock issuable pursuant to outstanding options under the Target Stock Option Plans assumed by Acquiror. Target shall cooperate with and assist Acquiror in the preparation of such registration statement.

                  5.18 Cashless Exercise of Options. Target shall use its best efforts to encourage cashless exercises of options with exercise prices of greater than $4.00 per share on or prior to the date of the Target Stockholders' Meeting. Acquiror shall use its best efforts to encourage option exercises prior to the date of the Target Stockholders' Meeting.


                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

                  6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

                           (a)      Stockholder Approval.  This Agreement and
the Merger shall have been approved and adopted by the holders of a majority of the shares of Target Common Stock outstanding as of the record date set for the Target Stockholders' Meeting.

                           (b)      Registration Statements Effective.  The SEC
shall have declared the Registration Statements effective. No stop order suspending the effectiveness of the Registration Statements or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened by the SEC; and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto.

                           (c)      No Injunctions or Restraints; Illegality.
No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the

                                       40.

consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed, by a government agency, applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

                           (d)      Governmental Approval.  Acquiror, Target and
Merger Sub and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act, under state Blue Sky laws, and under HSR.

                           (e)      Listing of Additional Shares.  The filing
with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Common Stock in the Merger and cashless exercise of the options under the Target Stock Option Plans shall have been made.

                  6.2 Additional Conditions to Obligations of Target. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

                           (a)      Representations, Warranties and Covenants.
(i) The representations and warranties made by Acquiror and Merger Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time and (ii) Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

                           (b)      Certificate of Acquiror.  Target shall have
been provided with a certificate executed on behalf of Acquiror by its President and its Chief Financial Officer to the effect that, as of the Effective Time:

                                  (i)    all representations and warranties made
by Acquiror and Merger Sub under this Agreement are true and complete in all material respects; and


                                       41.

                                 (ii)       all covenants, obligations and
conditions of this Agreement to be performed by Acquiror and Merger Sub on or before such date have been so performed in all material respects.

                           (c)      No Material Adverse Changes.  There shall
not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations of Acquiror and its subsidiaries, taken as a whole.

                           (d)      Third Party Consents.  Target shall have
been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under any material contract of Acquiror or any of its subsidiaries or otherwise.

                           (e)      Injunctions or Restraints on Conduct of
Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquiror's business following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

                  6.3 Additional Conditions to the Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

                           (a)      Representations, Warranties and Covenants.
(i) The representations and warranties made by Target in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time and (ii) Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

                           (b)      Certificate of Target.  Acquiror shall have
been provided with a certificate executed on behalf of Target by its President and Chief Financial Officer to the effect that, as of the Effective Time:

                                  (i)       all representations and warranties
made by Target under this Agreement are true and complete in all material respects; and


                                      42.

                                 (ii)       all covenants, obligations and
conditions of this Agreement to be performed by Target on or before such date have been so performed in all material respects.

                           (c)      Third Party Consents.  Acquiror shall have
been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under any material contract of Target or otherwise; provided, however, that no consent of Cordis Corporation ("Cordis") with respect to that certain International Distributor Agreement dated September 1, 1994, by and between Target and Cordis, shall be required by this Section 6.2(c).

                           (d)      Injunctions or Restraints on Conduct of
Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquiror's conduct or operation of the business of Target following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

                           (e)      No Material Adverse Changes.  There shall
not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations of Target.


                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

                  7.1 Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Target, this Agreement may be terminated:

                           (a)      by mutual consent of Acquiror and Target;

                           (b)      by either Acquiror or Target, if, without
fault of the terminating party, the Closing shall not have occurred on or before September 30, 1997 (or such later date as may be agreed upon in writing by the parties hereto);

                           (c)      by Acquiror, if (i) Target shall breach any
of its representations, warranties or obligations hereunder in any material respects and such breach shall not have been cured within ten business days of receipt by Target of written notice of such breach, (ii) the Board of Directors of Target shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Acquiror or shall have resolved

                                       43.

to do any of the foregoing, or (iii) for any reason Target fails to call and hold the Target Stockholders' Meeting by September 30, 1997;

                           (d)      by Target, if Acquiror shall breach any of
its representations, warranties or obligations hereunder in any material respects and such breach shall not have been cured within ten days following receipt by Acquiror of written notice of such breach;

                           (e)      by either Acquiror or Target if a Trigger
Event (as defined in Section 7.3(b)) or Takeover Proposal shall have occurred and the Board of Directors of Target in connection therewith withdraws or modifies its approval and recommendation of this Agreement and the transactions contemplated hereby after determining that to cause Target to proceed with the transactions contemplated hereby would not be consistent with the Board of Directors' fiduciary duty to the stockholders of Target;

                           (f)      by either Acquiror or Target if (i) any
permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable or (ii) if any required approval of the stockholders of Target shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof; or

                           (g)      by Target, in the event that the Merger
Consideration is less than $8.00 based on the exchange ratios calculated three days prior to the Target Stockholders' Meeting as set forth in Section 1.6(a) hereof.

                  7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Merger Sub or Target or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section 5.4 (Confidentiality), Section 7.3 (Expenses and Termination Fees) and this Section
7.2 shall remain in full force and effect and survive any termination of this Agreement.

                  7.3      Expenses and Termination Fees.

                           (a)      Subject to subsections (b), (c) and (d) of
this Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense, except that expenses incurred in connection with printing the Proxy Materials and the Registration Statements, registration and filing fees incurred in connection with the Registration Statements, the Proxy Materials and the listing of additional shares pursuant to Section 6.1(f) and fees, costs and expenses associated with

                                       44.

compliance with applicable state securities laws in connection with the Merger shall be shared equally by Target and Acquiror.

                           (b)      In the event that (i) either Acquiror or
Target shall terminate this Agreement pursuant to Section 7.1(e), (ii) either Acquiror or Target shall terminate this Agreement pursuant to Section 7.1(f)(ii) following a failure of the stockholders of Target to approve this Agreement and, prior to the time of the meeting of Target's stockholders, there shall have been
(A) a Trigger Event with respect to Target or (B) a Takeover Proposal with respect to Target which at the time of the meeting of Target's stockholders shall not have been (x) rejected by Target and (y) withdrawn by the third party,
(iii) Acquiror shall terminate this Agreement pursuant to Section 7.1(c)(i) or
Section 7.1(c)(iii), due in whole or in part to any failure by Target to use its best efforts to perform and comply with all agreements and conditions required by this Agreement to be performed or complied with by Target prior to or on the Closing Date or any failure by Target's affiliates to take any actions required to be taken hereby, and prior thereto there shall have been (A) a Trigger Event with respect to Target or (B) a Takeover Proposal with respect to Target which shall not have been (x) rejected by Target and (y) withdrawn by the third party, or (iv) Acquiror shall terminate this Agreement pursuant to Section 7.1(c)(ii), then Target shall promptly pay to Acquiror the sum of $3,500,000; provided, however, that with respect to Section 7.3(b)(ii)(A) and Section 7.3(b)(iii)(A), a Trigger Event shall not be deemed to include the acquisition by any Person of securities representing 15% or more of Target if such Person has acquired such securities not with the purpose nor with the effect of changing or influencing the control of Target, nor in connection with or as a participant in any transaction having such purpose or effect, including without limitation not in connection with such Person (i) making any public announcement with respect to the voting of such shares at any meeting to consider any merger, consolidation, sale of substantial assets or other business combination or extraordinary transaction involving Target, (ii) making, or in any way participating in, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote any voting securities of Target (including, without limitation, any such solicitation subject to Rule 14a-11 under the Exchange Act) or seeking to advise or influence any Person with respect to the voting of any voting securities of Target, (iii) forming, joining or in any way participating in any "group" within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of Target or (iv) otherwise acting, alone or in concert with others, to seek control of Target or to seek to control or influence the management or policies of Target. As used herein, a "Trigger Event" shall occur if any Person acquires securities representing 15% or more, or commences a tender or exchange offer following the successful consummation of which the offeror and its affiliate would beneficially own securities representing 20% or more, of the voting power of Target.

                  (c) In the event that (i) Acquiror shall terminate this Agreement pursuant to Section 7.1(c)(i) or Section 7.1(c)(iii) or (ii) Acquiror shall terminate this Agreement pursuant to Section 7.1(f)(ii), provided that the Merger Consideration at the time of the Target Stockholders' Meeting is at least $9.00, Target shall promptly reimburse Acquiror

                                       45.

$1,500,000 for the out-of-pocket costs and expenses incurred by Acquiror in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel) as Acquiror's sole remedy.

                  7.4 Amendment. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of Target or Merger Sub shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Target Common Stock, (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would adversely affect the holders of Target Common Stock or Merger Sub Common Stock.

                  7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

                  8.1 Non-Survival at Effective Time. The representations, warranties and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I, Section 5.4 (Confidentiality) 5.7 (Affiliates), 5.10 (Employee Benefit Plans), 5.12 (Indemnification), 5.15 (Best Efforts and Further Assurances), 7.3 (Expenses and Termination Fees), 7.4 (Amendment), and this Article VIII shall survive the Effective Time.

                  8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):


                                       46.

                           (a)      if to Acquiror or Merger Sub, to:

                                    Endosonics Corporation
                                    2870 Kilgore Road
                                    Rancho Cordova, CA  95670
                                    Attention:       President
                                    Facsimile No.:   (916) 638-8112
                                    Telephone No.:   (916) 638-8008

                                    with a copy to:

                                    Brobeck, Phleger & Harrison LLP
                                    Two Embarcadero Place
                                    2200 Geng Road
                                    Palo Alto, CA  94303
                                    Attention:       Edward M. Leonard, Esq.
                                    Facsimile No.:   (415) 496-2885
                                    Telephone No.:   (415) 424-0160


                           (b)      if to Target, to:

                                    Cardiometrics, Inc.
                                    645 Clyde Avenue
                                    Mountain View, CA  94043
                                    Attention:       President
                                    Facsimile No.:   (415) 961-8753
                                    Telephone No.:   (415) 961-6993

                                    with a copy to:

                                    Gunderson Dettmer Stough Villeneuve
                                            Franklin & Hachigian LLP
                                    155 Constitution Drive
                                    Menlo Park, CA  94025
                                    Attn:  David T. Young, Esq.
                                    Facsimile No.:   (415) 321-2800
                                    Telephone No.:   (415) 321-2400

                  8.3 Interpretation. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been

                                       47.

made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to January 26, 1997. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  8.5 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Target Disclosure Schedule and the Acquiror Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Sections 1.6(a)-(c) and (f), 1.7-1.9, 5.10 and 5.12; and
(c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

                  8.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

                  8.7 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

                  8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of California in connection with any matter based upon

                                       48.

or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

         8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.


                                       49.

         IN WITNESS WHEREOF, Target, Acquiror and Merger Sub have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                    TARGET:

                                    CARDIOMETRICS, INC.


                                    By:
                                        -------------------------------------
                                        Menahem Nassi
                                        President and Chief Executive Officer


                                    ACQUIROR:

                                    ENDOSONICS CORPORATION


                                    By:
                                        -------------------------------------
                                        Reinhard J. Warnking
                                        President and Chief Executive Officer


                                    MERGER SUB:

                                    RIVER ACQUISITION CORPORATION


                                    By:
                                        -------------------------------------
                                        Reinhard J. Warnking
                                        President and Chief Executive Officer







            [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

                                                                       EXHIBIT A

                              CERTIFICATE OF MERGER

                                     MERGING

                          RIVER ACQUISITION CORPORATION

                                  WITH AND INTO

                               CARDIOMETRICS, INC.

                         -------------------------------

            Pursuant to Section 251 of the General Corporation Law of
                              the State of Delaware

                          -----------------------------


         River Acquisition Corporation, a Delaware corporation ("Merger Sub"), and Cardiometrics, Inc., a Delaware corporation ("Target"), DO HEREBY CERTIFY AS
FOLLOWS:

         FIRST: That Merger Sub was incorporated on January 9, 1997 pursuant to the Delaware General Corporation Law (the "Delaware Law"), and that Target was incorporated on September 1, 1995, pursuant to the Delaware Law.

         SECOND: That an Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of January 26, 1997, among Endosonics Corporation, a Delaware corporation, Merger Sub and Target, setting forth the terms and conditions of the merger of Merger Sub with and into Target (the "Merger"), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the Delaware Law.

         THIRD: That the name of the surviving corporation (the "Surviving Corporation") shall be Cardiometrics, Inc.

         FOURTH: That pursuant to the Reorganization Agreement, the Certificate of Incorporation of the Surviving Corporation is amended to read in its entirety as set forth in Exhibit A hereto.

         FIFTH: That an executed copy of the Reorganization Agreement is on file at the principal place of business of the Surviving Corporation at the following address:

                           2870 Kilgore Road
                           Rancho Cordova, CA 95670

         SIXTH: That a copy of the Reorganization Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

         SEVENTH: That the Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

         IN WITNESS WHEREOF, each of Merger Sub and Target has caused this Certificate of Merger to be executed in its corporate name this ____ day of ________, 1997.

                              RIVER ACQUISITION CORPORATION


                              By:_______________________________________________
                                   Reinhard J. Warnking, President and Chief
                                   Executive Officer

ATTEST:


______________________________
Donald D. Huffman, Secretary

                              CARDIOMETRICS, INC.


                              By:_______________________________________________
                                   Menahem Nassi, President and Chief Executive
                                   Officer

ATTEST:


______________________________
Robert Y. Newell IV, Secretary

                                       2.

                                    Exhibit A

                          CERTIFICATE OF INCORPORATION

                                       OF

                               CARDIOMETRICS, INC.


                                    ARTICLE I

                  The name of the Corporation is Cardiometrics, Inc.

                                   ARTICLE II

                  The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, Delaware 19805. The name of its registered agent at such address is The Prentice Hall Corporation System, Inc.

                                   ARTICLE III

                  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

                  The Corporation is authorized to issue one class of stock to be designated "Common Stock." The total number of shares which the Corporation shall have authority to issue is 1000 shares of Common Stock, and the par value of each such share is $.0001 per share.

                                    ARTICLE V

                  The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the by-laws of the Corporation, but the stockholders may make additional by-laws and may alter or repeal any by-law whether adopted by them or otherwise.

                                   ARTICLE VI

                  Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the Corporation.

                                   ARTICLE VII

                  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

                  Any repeal or modification of the foregoing provisions of this
Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE VIII

         To the fullest extent permitted by applicable law, this Corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits this Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to this Corporation, its stockholders, and others.

         Any repeal or modification of any of the foregoing provisions of this
Article VIII shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

                                       2.

                                                                       EXHIBIT B

                                VOTING AGREEMENT


         This Voting Agreement (the "Agreement") is made and entered into as of January 26, 1997, between Endosonics Corporation, a Delaware corporation ("Acquiror"), and the undersigned stockholder ("Stockholder") of Cardiometrics, Inc., a Delaware corporation ("Target").

                                    RECITALS

         A. Pursuant to an Agreement and Plan of Reorganization dated as of January 26, 1997 (the "Reorganization Agreement") by and among Acquiror, River Acquisition Corporation, a Delaware corporation ("Merger Sub") and wholly-owned subsidiary of Acquiror, and Target, Merger Sub is merging with and into Target (the "Merger") and Target, as the surviving corporation of the Merger, will remain as a wholly-owned subsidiary of Acquiror;

         B. Pursuant to Section 5.7 of the Reorganization Agreement, in order to induce Acquiror to enter into the Reorganization Agreement, Target has agreed to use its best efforts to solicit the proxy of certain significant stockholders of Target on behalf of Acquiror, and to cause certain significant stockholders of Target to execute and deliver to Acquiror Voting Agreements;

         C. The Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of the outstanding Common Stock, $0.01 par value per share, of Target as is indicated on the final page of this Agreement (the "Shares"); and

         D. In consideration of the execution of the Reorganization Agreement by Acquiror, Stockholder agrees not to transfer or otherwise dispose of any of the Shares, or any other shares of capital stock of Target acquired by Stockholder hereafter and prior to the Expiration Date (as defined in Section
1.1 below), and agrees to vote the Shares and any other such shares of capital stock of Target so as to facilitate consummation of the Merger.


         NOW, THEREFORE, the parties agree as follows:

         1.       Agreement to Retain Shares.

                  1.1 Transfer and Encumbrance. Stockholder agrees not to transfer (except as may be specifically required by court order or by operation of law), sell, exchange, pledge (except in connection with a bona fide loan transaction, provided that any pledgee agrees not to transfer, sell, exchange, pledge or otherwise dispose of or encumber the Shares or any New Shares (as defined in Section 1.2) prior to the Expiration Date and to be subject to the

Proxy (as defined in Section 3)) or otherwise dispose of or encumber the Shares or any New Shares, or to make any offer or agreement relating thereto, at any time prior to the Expiration Date. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement and (ii) six months after the date of termination of the Reorganization Agreement.

            1.2 New Shares. Stockholder agrees that any shares of capital stock of Target that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

         2. Agreement to Vote Shares. At every meeting of the stockholders of Target called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of Target with respect to any of the following, Stockholder shall vote the Shares and any New Shares (i) in favor of approval of the Reorganization Agreement and the Merger and any matter that could reasonably be expected to facilitate the Merger and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Merger) between Target and any person or entity other than Acquiror or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Target under the Reorganization Agreement or which would result in any of the conditions to Target's obligations under the Reorganization Agreement not being fulfilled.

         3. Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Acquiror a proxy in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable to the extent provided in Section 212 of the Delaware General Corporation Law, covering the total number of Shares and New Shares beneficially owned or as to which beneficial ownership is acquired (as such term is defined in Rule 13d-3 under the Exchange Act) by Stockholder set forth therein.

         4. Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants to Acquiror that Stockholder (i) is the beneficial owner of the Shares, which at the date of this Agreement and at all times up until the Expiration Date will be free and clear of any liens, claims, options, charges or other encumbrances; (ii) does not beneficially own any shares of capital stock of Target other than the Shares (excluding shares as to which Stockholder currently disclaims beneficial ownership in accordance with applicable law); and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.


                                       2.

         5. Additional Documents. Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, as reasonably agreed to between Acquiror and Stockholder, to carry out the purpose and intent of this Agreement.

         6. Consent and Waiver. Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which Stockholder is a party or pursuant to any rights Stockholder may have.

         7. Termination. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

         8. Miscellaneous.

            8.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

            8.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other. This Agreement is intended to bind Stockholder as a stockholder of Target only with respect to the specific matters set forth herein.

            8.3 Amendment and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

            8.4 Specific Performance; Injunctive Relief. The parties hereto acknowledge that Acquiror will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Acquiror upon any such violation, Acquiror shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Acquiror at law or in equity.

            8.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


                                       3.

                   (a)      if to Acquiror or Merger Sub, to:


                            Endosonics Corporation
                            2870 Kilgore Road
                            Rancho Cordova, CA  95670
                            Attention:       President
                            Facsimile No.:  916-638-8112
                            Telephone No.:  916-638-8008

                            with a copy to:

                            Brobeck, Phleger & Harrison LLP
                            Two Embarcadero Place
                            2200 Geng Road
                            Palo Alto, California  94303
                            Attn:  Edward M. Leonard, Esq.
                            Facsimile No.:  (415) 496-2885
                            Telephone No.:  (415) 424-0160


                   (b)      if to Target, to:

                            Cardiometrics, Inc.
                            645 Clyde Avenue
                            Mountain View, CA  94043
                            Attention:       President
                            Facsimile No.:  415-961-8753
                            Telephone No.:  415-961-6993



                                       4.

                           with a copy to:

                           Gunderson Dettmer Stough Villeneuve
                               Franklin & Hachigian LLP
                           155 Constitution Drive
                           Menlo Park, CA 94025
                           Attn: David T. Young, Esq.
                           Facsimile No.: 415-321-2800
                           Telephone No.: 415-321-2400


            8.6 Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware.

            8.7 Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matters.

            8.8 Counterpart. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

            8.9 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.


                                       5.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

                                    ACQUIROR:

                                    ENDOSONICS CORPORATION


                                    By  _____________________________________
                                        Reinhard J. Warnking
                                        President and Chief Executive Officer



                                   STOCKHOLDER


                                   By:  _____________________________________

                                   Stockholder's Address for Notice:

                                   __________________________________________

                                   __________________________________________

                                   __________________________________________

                                   Shares beneficially owned:

                                   ____________ shares of Target Common Stock






                      [SIGNATURE PAGE TO VOTING AGREEMENT]

                                    EXHIBIT A

                                IRREVOCABLE PROXY

                                TO VOTE STOCK OF

                               CARDIOMETRICS, INC.


         The undersigned stockholder of Cardiometrics, Inc., a Delaware corporation ("Target"), hereby irrevocably (to the full extent permitted by Section 212 of the Delaware General Corporation Law) appoints the members of the Board of Directors of Endosonics Corporation, a Delaware corporation ("Acquiror"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Target that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Target issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned stockholder of Target as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

         This Proxy is irrevocable (to the extent provided in Section 212 of the Delaware General Corporation Law), is granted pursuant to that certain Voting Agreement dated as of January 26, 1997, by and among Acquiror and the undersigned stockholder (the "Voting Agreement"), and is granted in consideration of Acquiror entering into that certain Agreement and Plan of Reorganization, dated January 26, 1997, by and among Target, Acquiror and River Acquisition Corporation, a Delaware corporation ("Merger Sub") and wholly-owned subsidiary of Acquiror (the "Reorganization Agreement"). The Reorganization Agreement provides for the merger of Merger Sub with and into Target (the "Merger"). As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement and
(ii) six months after the date of termination of the Reorganization Agreement.

         The attorneys and proxies named above, and each of them are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to Section 228 of the Delaware General Corporation Law), at every annual, special or adjourned meeting of the stockholders of Target and in every written consent in lieu of such meeting (i) in favor of approval of the Merger and the Reorganization Agreement and in favor of any matter that could reasonably be expected to facilitate the Merger and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Merger) between Target and any person or entity other than Acquiror or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Target under the Reorganization Agreement or which could result in any of the conditions to Target's obligations under the Reorganization Agreement not being fulfilled. The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

         Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

         This Proxy is irrevocable (to the extent provided in Section 212 of the Delaware General Corporation Law).

Dated:  ___________, 1997

                                   __________________________________________
                                   (Signature of Stockholder)

                                   __________________________________________
                                   (Print Name of Stockholder)

                                   Shares beneficially owned:

                                   _________ shares of Target Common Stock






                            [SIGNATURE PAGE TO PROXY]

                                                                       EXHIBIT C

                             STOCK OPTION AGREEMENT


            STOCK OPTION AGREEMENT (the "Agreement"), dated as of January 26, 1997, by and between Endosonics Corporation, a Delaware corporation ("Acquiror"), and Cardiometrics, Inc., a Delaware corporation ("Target").

            WHEREAS, concurrently with the execution and delivery of this Agreement, Target, Acquiror and River Acquisition Corporation, a Delaware corporation ("Sub"), are entering into an Agreement and Plan of Reorganization, dated as of the date hereof (the "Reorganization Agreement"), which provides that, among other things, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into Target (the "Merger"), with Target continuing as the surviving corporation; and

            WHEREAS, as a condition and inducement to Acquiror's willingness to enter into the Reorganization Agreement, Acquiror has required that Target agree, and Target has so agreed, to grant to Acquiror an option with respect to certain shares of Target's common stock on the terms and subject to the conditions set forth herein.

            NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Reorganization Agreement, the parties hereto agree as follows:

            1. Grant of Option. Target hereby grants Acquiror an irrevocable option (the "Target Option") to purchase up to 1,379,717 shares (the "Target Shares") of common stock, par value $0.01 per share, of Target (the "Target Common Stock") in the manner set forth below at a price (the "Exercise Price") of $9.00 per Target Share, payable in cash, or at Acquiror's option, Target shall loan Acquiror the Exercise Price (less the par value of the shares issued upon exercise, such par value to be paid in cash), pursuant to an interest free one-year term loan (the "Note"). Capitalized terms used herein but not defined herein shall have the meanings set forth in the Reorganization Agreement.

            2. Exercise of Option. The Target Option may be exercised by Acquiror, in whole or in part at any time or from time to time after the occurrence of any of the events described in Section 7.3(b) of the Reorganization Agreement or if a Takeover Proposal or Trigger Event is consummated. In the event Acquiror wishes to exercise the Target Option, Acquiror shall deliver to Target a written notice (an "Exercise Notice") specifying the total number of Target Shares it wishes to purchase. The closing of the purchase of Target Shares (the "Closing") shall occur at a place, on a date and at a time designated by Acquiror in an Exercise Notice delivered at least two business days prior to the date of the Closing. The Target Option shall terminate upon the earlier of: (i) the Effective Time; (ii) the termination of the Reorganization Agreement pursuant to Section 7.1 thereof (other than a termination in connection with which Acquiror is entitled to any payments as specified in Sections 7.3(b)thereof); or (iii) 180 days following any termination of the Reorganization Agreement in connection with which Acquiror is entitled to a payment as specified in Section 7.3(b)thereof (or if, at the expiration of such 180-day period, the Target Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, ten business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal), but in no event under this clause (iii) later than March 31, 1998. Notwithstanding the foregoing, (i) the Target Option may not be exercised if Acquiror is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or in the Reorganization Agreement; and (ii) in the event Acquiror receives more than the Exercise Price multiplied by the number of Target Shares purchased by Acquiror pursuant to the Target Option, in connection with sales or other dispositions of the Target Shares, all proceeds in excess of such amount shall be remitted to Target.

            3. Conditions to Closing. The obligation of Target to issue the Target Shares to Acquiror hereunder is subject to the conditions that (i) all waiting periods, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder ("HSR Act"), applicable to the issuance of the Target Shares hereunder shall have expired or have been terminated; (ii) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, state or local administrative agency or commission or other Federal state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Target Shares hereunder shall have been obtained or made, as the case may be; and (iii) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect.

            4. Closing. At the Closing, (a) Target will deliver to Acquiror a single certificate in definitive form representing the number of Target Shares designated by Acquiror in its Exercise Notice, such certificate to be registered in the name of Acquiror and to bear the legend set forth in Section 13, and (b) Acquiror will deliver to Target the aggregate price for the Target Shares so designated and being purchased by wire transfer of immediately available funds or certified check or bank check.

            5. Representations and Warranties of Target. Target represents and warrants to Acquiror that (a) Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Target and the consummation by Target of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target and no other corporate proceedings on the part of Target are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Target and constitutes a valid and binding obligation of Target, and, assuming this Agreement constitutes a valid and binding obligation of Acquiror, is enforceable against Target in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies


                                       2.

of creditors generally and general principles of equity, (d) Target has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Target Option, and at all times from the date hereof through the expiration of the Target Option will have reserved, 1,379,717 unissued Target Shares, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, (e) upon delivery of the Target Shares to Acquiror upon the exercise of the Target Option, Acquiror will acquire the Target Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever, except as provided for in the Note, (f) except as described in the Reorganization Agreement, and except as may be required under the Securities Act of 1933, as amended (the "Securities Act"), the execution and delivery of this Agreement by Target does not, and the performance of this Agreement by Target will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") (A) any provision of the Certificate of Incorporation, as amended, or By-laws, as amended, of Target or (B) any provisions of any material mortgage, indenture, lease, contract or other agreement, instrument, permit, concession, franchise, or license required to be filed with the Target SEC Documents or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or its properties or assets, which Violation, in the case of each of clauses (B) and (C), would have a Material Adverse Effect on Target and (g) except as described in the Reorganization Agreement, the execution and delivery of this Agreement by Target does not, and the performance of this Agreement by Target will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority.

            6. Representations and Warranties of Acquiror. Acquiror represents and warrants to Target that (a) Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Acquiror and the consummation by Acquiror of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and no other corporate proceedings on the part of Acquiror are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Acquiror and constitutes a valid and binding obligation of Acquiror, and, assuming this Agreement constitutes a valid and binding obligation of Target, is enforceable against Acquiror in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity, (d) except as described in Section 3.3 of the Reorganization Agreement, the execution and delivery of this Agreement by Acquiror does not, and the performance of this Agreement by Acquiror will not, result in any Violation pursuant to, (A) any provision of the Certificate


                                       3.

of Incorporation or By-laws of Acquiror, (B) any provisions of any material mortgage, indenture, lease, contract or other agreement, instrument, permit, concession, franchise, or license or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or its properties or assets, which Violation, in the case of each of clauses (B) and (C), would have a Material Adverse Effect on Acquiror, (e) except as described in Section 3.3 of the Reorganization Agreement and Section 3(i) of this Agreement, and except as may be required under the Securities Act, the execution and delivery of this Agreement by Acquiror does not, and the performance of this Agreement by Acquiror will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority and (f) any Target Shares acquired upon exercise of the Target Option will not be, and the Target Option is not being, acquired by Acquiror with a view to the public distribution thereof.

         7. Certain Repurchases.

            (a) Put and Call. At any time during which the Target Option is exercisable pursuant to Section 2 hereof (the "Repurchase Period"), upon demand by Acquiror, Acquiror shall have the right to sell to Target (or any successor entity thereof) and Target (or such successor entity) shall be obligated to repurchase from Acquiror (the "Put"), and upon demand by Target, subject to
Section 7(c) hereof, Target (or any successor entity thereof) shall have the right to repurchase from Acquiror and Acquiror shall be obligated to sell to Target (or such successor entity) (the "Call"), all or any portion of the Target Option, at the price set forth in subparagraph (i) below, or, at any time prior to March 31, 1998 all or any portion of the Target Shares purchased by Acquiror pursuant thereto, at a price set forth in subparagraph (ii) below:

                (i) the difference between the "Market/Tender Offer Price" for shares of Target Common Stock as of the date (the "Notice Date") notice of exercise of the Put or Call, as the case may be, is given to the other party (defined as the higher of (A) the price per share offered as of the Notice Date pursuant to any tender or exchange offer or other Takeover Proposal (as defined in the Reorganization Agreement) which was made prior to the Notice Date and not terminated or withdrawn as of the Notice Date (the "Tender Price") or (B) the average of the closing prices of shares of Target Common Stock on the Nasdaq National Market for the ten trading days immediately preceding the Notice Date, (the "Market Price")), and the Exercise Price, multiplied by the number of Target Shares purchasable pursuant to the Target Option (or portion thereof with respect to which Acquiror or Target is exercising its rights under this Section
7), but only if the Market/Tender Offer Price is greater than the Exercise
Price;

                (ii) the Exercise Price paid by Acquiror for the Target Shares acquired pursuant to the Target Option plus the difference between the Market/Tender Offer Price and the Exercise Price, but only if the Market/Tender Offer Price is greater than the Exercise Price, multiplied by the number of Target Shares so purchased;


                                       4.

                (iii) provided further that in no event shall the Acquiror receive any proceeds pursuant to Section 7(a)(i) and provided further that in no event shall the proceeds payable to Acquiror pursuant to Section 7(a)(ii) above exceed the Exercise Price multiplied by the number of Target Shares purchased. For purposes of clauses (i) and (ii) of this Section 7(a), the Tender Price shall be the highest price per share offered pursuant to a tender or exchange offer or other Takeover Proposal during the Repurchase Period.

            (b) Payment and Redelivery of Target Option or Shares. In the event Acquiror or Target exercises its rights under this Section 7, Target shall, within ten business days of the Notice Date, pay the required amount to Acquiror in immediately available funds and Acquiror shall surrender to Target the Target Option or the certificates evidencing the Target Shares purchased by Acquiror pursuant thereto, and Acquiror shall warrant that it owns such shares and that such shares are then free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever.

            (c) Limitation on Call. The Call shall not be exercisable by Target (or any successor entity thereof) unless substantially concurrently therewith Target has consummated the transaction contemplated by a Takeover Proposal or the stockholders of Target have transferred their shares of Target Common Stock pursuant to a tender or exchange offer or other Takeover Proposal.

         8. Voting of Shares. Following the date hereof and prior to the Expiration Date (as defined in Section 9(b)hereof), Acquiror shall vote any shares of Target Common Stock acquired pursuant to this Agreement ("Restricted Shares") on each matter submitted to a vote of stockholders of Target for and against such matter in the same proportion as the vote of all other stockholders of Target are voted (whether by proxy or otherwise) for and against such matter.

         9. Restrictions on Certain Actions.

            (a) Restrictions. Other than pursuant to the Reorganization Agreement, following the date hereof and prior to the Expiration Date, without the prior written consent of Target, Acquiror shall not, nor shall Acquiror permit its affiliates to, directly or indirectly, alone or in concert or conjunction with any other Person or Group (as defined in Section 9(b)), (i) in any manner acquire, agree to acquire or make any proposal to acquire, any securities of, equity interest in, or any material property of, Target (other than pursuant to this Agreement or the Reorganization Agreement), (ii) except at the specific written request of Target, propose to enter into any merger or business combination involving Target or to purchase a material portion of the assets of Target, (iii) make or in any way participate in any "solicitation" of "proxies" (as such terms are used in Regulation 14A promulgated under the Exchange Act) to vote, or seek to advise or influence any Person with respect to the voting of, any voting securities of Target, (iv) form, join or in any way participate in a Group with respect to any voting securities of Target, (v) seek to control or influence the management, Board of Directors or policies of Target, (vi) disclose any


                                       5.

intention, plan or arrangement inconsistent with the foregoing, (vii) advise, assist or encourage any other Person in connection with the foregoing or (viii) request Target (or its directors, officers, employees or agents) to amend or waive any provisions of this Section 9, or take any action which may require Target to make a public announcement regarding the possibility of a business combination or merger with such party. Target shall not adopt any Rights Agreement in any manner which would cause Acquiror, if Acquiror has complied with its obligations under this Agreement, to become an "Acquiring Person" under such Rights Agreement solely by reason of the beneficial ownership of the shares purchasable hereunder.

            (b) Certain Definitions. For purposes of this Agreement, (i) the term "Person" shall mean any corporation, partnership, individual, trust, unincorporated association or other entity or Group (within the meaning of Section 13(d)(3) of the Exchange Act), (ii) the term "Expiration Date" with respect to any obligation or restriction imposed on one party shall mean the earlier to occur of (A) the third anniversary of the date hereof or (B) such time as the other party shall have suffered a Change of Control and (iii) a "Change of Control" with respect to one party shall be deemed to have occurred whenever (A) there shall be consummated (1) any consolidation or merger of such party in which such party is not the continuing or surviving corporation, or pursuant to which shares of such party's common stock would be converted in whole or in part into cash, other securities or other property, other than a merger of such person in which the holders of such party's common stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (2) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all the assets of such party, or (B) the stockholders of such party shall approve any plan or proposal for the liquidation or dissolution of such party, or (C) any party, other than such party or a subsidiary thereof or any employee benefit plan sponsored by such party or a subsidiary thereof or a corporation owned, directly or indirectly, by the stockholders of such party in substantially the same proportions as their ownership of stock of such party, shall become the beneficial owner of securities of such party representing 20% or more, or commences a tender or exchange offer following the successful consummation of which the offeror and its affiliates would beneficially own securities representing 20% or more, of the combined voting power of then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; provided, however, that a Change in Control shall not be deemed to include the acquisition by any party of securities representing 20% or more of Target if such party has acquired such securities not with the purpose nor with the effect of changing or influencing the control of Target, nor in connection with or as a participant in any transaction having such purpose or effect, including without limitation not in connection with such party (i) making any public announcement with respect to the voting of such shares at any meeting to consider any merger, consolidation, sale of substantial assets or other business combination or extraordinary transaction involving Target, (ii) making, or in any way participating in, any


                                       6.

"solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote any voting securities of Target (including, without limitation, any such solicitation subject to Rule 14a-11 under the Exchange Act) or seeking to advise or influence any party with respect to the voting of any voting securities of Target, directly or indirectly, relating to a merger or other business combination involving Target or the sale or transfer of any material assets (excluding the sale or disposition of assets in the ordinary course of business) of Target, (iii) forming, joining or in any way participating in any "group" within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of Target, directly or indirectly, relating to a merger or other business combination involving Target or the sale or transfer of any material assets (excluding the sale or disposition of assets in the ordinary course of business) of Target, or (iv) otherwise acting, alone or in concert with others, to seek control of Target or to seek to control or influence the management or policies of Target, or (D) at any time during the period commencing on the date of this Agreement and ending on the Expiration Date, individuals who at the date hereof constituted the Board of Directors of such party shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by such party's stockholders of each new director during the period commencing on the date of this Agreement and ending on the Expiration Date was approved by a vote of at least two-thirds of the directors then still in office who were directors at the date hereof, or (E) any other event shall occur with respect to such party that would be required to be reported in response to Item 6(e) (or any successor provision) of Schedule 14A of Regulation 14A promulgated under the Exchange Act.

         10. Restrictions on Transfer.

             (a) Restrictions on Transfer. Prior to the Expiration Date, Acquiror shall not, directly or indirectly, by operation of law or otherwise, sell, assign, pledge, or otherwise dispose of or transfer any Restricted Shares beneficially owned by Acquiror, other than (i) pursuant to Section 7, or (ii) in accordance with Section 10(b).

             (b) Permitted Sales. Following the termination of the Reorganization Agreement, Acquiror shall be permitted to sell any Restricted Shares beneficially owned by it if such sale is made pursuant to a tender or exchange offer that has been approved or recommended, or otherwise determined to be fair and in the best interests of the stockholders of Target, by a majority of the members of the Board of Directors of Target (which majority shall include a majority of directors who were directors prior to the announcement of such tender or exchange offer).

         11. Adjustment Upon Changes in Capitalization. In the event of any change in Target Common Stock by reason of stock dividends, splitups, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Target Option, and the purchase price per share provided in Section 1, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Acquiror shall receive, upon


                                       7.

exercise of the Target Option, the number and class of shares or other securities or property that Acquiror would have received in respect of the Target Common Stock if the Target Option had been exercised immediately prior to such event or the record date therefor, as applicable.

         12. Restrictive Legends. Each certificate representing shares of Target Common Stock issued to Acquiror hereunder shall include a legend in substantially the following form:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED AS OF JANUARY 26, 1997, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.

         13. Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided for in this Agreement, neither this agreement nor the rights or the obligations of either party hereto are assignable or transferable, except by operation of law or with the written consent of the other party. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement.

         14. Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of this Agreement, neither party will allege, and each party hereby waives the defense, that there is adequate remedy at law.

         15. Entire Agreement. This Agreement and the Reorganization Agreement (including the Target Disclosure Schedule and the Acquiror Disclosure Schedule relating thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.


                                       8.

         16. Further Assurance. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

         17. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any court or other competent authority holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

         18. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder.

             (a)      if to Acquiror or Merger Sub, to:

                      Endosonics Corporation
                      2870 Kilgore Road
                      Rancho Cordova, CA  95670
                      Attention:       President
                      Facsimile No.:  916-638-8112
                      Telephone No.:  916-638-8008


                                       9.

                      with a copy to:

                      Brobeck, Phleger & Harrison LLP
                      2200 Geng Road
                      Two Embarcadero Place
                      Palo Alto, CA  94303
                      Attention:  Edward M. Leonard, Esq.
                      Facsimile No.:   (415) 496-2885
                      Telephone No.:   (415) 424-0160

             (b)      if to Target, to:

                      Cardiometrics, Inc.
                      645 Clyde Avenue
                      Mountain View, CA  94043
                      Attention:       President
                      Facsimile No.:  415-961-8753
                      Telephone No.:  415-961-6993

                      with a copy to:

                      Gunderson Dettmer Stough Villeneuve
                              Franklin & Hachigian LLP
                      155 Constitution Drive
                      Menlo Park, CA  94025
                      Attention:  David T. Young, Esq.
                      Facsimile No.:   (415) 321-2800
                      Telephone No.:   (415) 321-2400

            19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State without regard to any applicable conflicts of law rules.

            20. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

            21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

            22. Expenses. Except as otherwise expressly provided herein or in the Reorganization Agreement, all costs and expenses incurred in connection with the


                                      10.

transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

         23. Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                        ACQUIROR



                                        By:____________________________
                                        Name:__________________________
                                        Title:_________________________


                                        TARGET



                                        By:____________________________
                                        Name:__________________________
                                        Title:_________________________






                   [SIGNATURE PAGE TO STOCK OPTION AGREEMENT]

                                                                       EXHIBIT D

                            NON-COMPETITION AGREEMENT


         This Non-Competition Agreement is entered into by and among Endosonics Corporation ("Endosonics"), River Acquisition Corp. ("Subsidiary') and _____________ ("Employee") as of January 26, 1997.

                                    RECITALS

         A. Pursuant to that certain Agreement and Plan of Reorganization (the "Merger Agreement") dated as of January 26, 1997 by and between Endosonics, Subsidiary, and [Cardiometrics, Inc.], a Delaware corporation (the "Company"), the Company will merge with and into Subsidiary (the "Merger") and any shares of the Company capital stock owned by Employee will be exchanged for Endosonics Common Stock and any options to acquire Company Common Stock will be assumed by Endosonics and become options to acquire Endosonics Common Stock;

         B. Employee owns a substantial interest in the Company (both through outstanding capital stock and options to purchase capital stock), has served as a ____________ at the Company and has gained substantial knowledge and expertise in connection with the Company's products, organization and customers;

         C. Endosonics and Subsidiary and Employee acknowledge that it would be detrimental to Subsidiary and Endosonics if Employee were to compete with Subsidiary or Endosonics in any part of the Business (as defined below) following the Merger;

         D. As inducement to Endosonics to consummate the Merger, and in consideration of the amounts paid to shareholders of the Company under the Merger Agreement, Employee desires to agree with Endosonics as further provided herein;

         NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

                           ARTICLE I: Non-Competition

         1.1      Non-Competition.

                  (a) The parties understand and agree that this Agreement is entered into in connection with the Merger. The parties further understand and agree that Employee is a key and significant member of the Company and owns a significant equity interest in the Company. In addition, the parties understand that prior to the Merger, the Company was engaged in the Business (as defined below) in each of the fifty states of the United States (together with its territories and possessions and the District of Columbia) and Canada. (The United States and Canada shall hereafter be referred to as the "Geographic Scope of the Business.") Employee further acknowledges that Subsidiary and Endosonics following the Merger will continue conducting such business in all parts of the Geographic Scope of the Business. The parties expressly acknowledge and agree that the non-competition provisions contained in this Agreement are permissible and enforceable pursuant to the provisions of applicable law.

                  (b) During the period commencing on the Closing Date (as defined in the Merger Agreement) of the Merger and ending the earlier of six months after Employee's cessation of employment with Endosonics and 12 months after the Closing Date (the "Restricted Period"), without the prior written consent of the Chief Executive Officer of Endosonics, Employee shall not either as an individual or as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, shareholder or investor of any person, firm, corporation, partnership or other entity:

                           (i)      participate or engage in the design,
development, manufacture, production, marketing, sale or servicing of any product, or the provision of any service, that directly relates to the functional testing in the cardiac catheter laboratory utilizing flow and/or pressure sensor based angioplasty guide wires and corresponding instrumentation (the "Business") in the United States or Canada;

                           (ii)     induce or attempt to induce any person who
at the time of such inducement is an employee of Subsidiary or Endosonics to perform work or services for any other person or entity other than Subsidiary or Endosonics; or

                           (iii)    permit the name of Employee to be used in
connection with a business or endeavor that competes with the Business, either in whole or in part, anywhere in the Geographic Scope of the Business.

         Notwithstanding the foregoing, Employee may own, directly or indirectly, solely as an investment, up to 1% of any class of "publicly traded securities" of any person or entity which owns a competitive Business, and up to 5% of the outstanding securities that are not "publicly traded securities" of any person or entity which owns a competitive Business. For the purposes of this
Section 1.1, the term "publicly traded securities" shall mean securities that are traded on a national securities exchange or listed on the National Association of Securities Dealers Automated Quotation System.

         Notwithstanding the foregoing, Employee will not be prohibited from competing with Endosonics or Subsidiary in the Geographic Scope of the Business, if (a) Endosonics or Subsidiary or any of their successors, or any entity deriving title to its good will or shares, ceases to carry on a like Business therein, or (b) Employee's employment is terminated by Endosonics or Subsidiary other than as a result of Employee's voluntary resignation or for "Cause." A termination for "Cause" shall mean a termination for any of the following reasons: (i) your failure to perform your material duties after receipt of a written warning; (ii) engaging in misconduct which is demonstrably injurious to Acquiror; (iii) being convicted of a felony by a court of competent jurisdiction; (iv) committing an act of fraud against, or the misappropriation of property belonging to, Acquiror; or (v) material breach of this agreement or any confidentiality or proprietary information agreement between you and Acquiror; provided, however, that if such "Cause is reasonably curable, Acquiror shall not terminate your employment hereunder unless it first gives you notice of its intention to terminate and the grounds of such termination and you have not, within 30 days following the receipt of such notice, cured such "Cause." Acquiror will provide written notice of the reason for termination in the case of any termination for "Cause." A termination for any other reason shall be a termination "Without Cause."

         1.2      Arbitration; Consent to Personal Jurisdiction.

                  (a) Employee agrees that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Santa Clara County, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association, supplemented by the Large Complex Case Procedures of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

                  (b) At the request of either party, the arbitration proceedings pursuant hereto will be conducted confidentially. In such case all documents, testimony and records shall be received, heard and maintained by the arbitrator(s) in confidence under seal, available for inspection only by the arbitrator(s), the parties and their respective attorneys and their respective experts, who shall agree in advance and in writing to receive all such information confidentially and to maintain such information in confidence.

                  (c) The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law.

                  (d) EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION 1.2, WHICH DISCUSSES ARBITRATION. EMPLOYEE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EMPLOYEE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EMPLOYEE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO THIS AGREEMENT.

         1.3 Savings Clause. If any restriction set forth in Section 1.1 above is held to be unreasonable or unenforceable, then Employee agrees, and hereby submits, to the reduction and limitation of such prohibition to such area or period or business as shall be deemed reasonable.

                            ARTICLE II: Miscellaneous

         2.1 Successors, Assigns, Merger. This Agreement shall be binding upon and shall inure to the benefit of Endosonics and its successors and assigns. This Agreement shall be binding upon Employee and shall inure to his benefit and to the benefit of his heirs, executors, administrators, and legal representatives, but shall not be assignable by Employee.

         2.2 Entire Agreement. This Agreement constitutes the entire agreement between Endosonics and Employee relating to the matters herein provided for. This Agreement supersedes and replaces any prior verbal or written agreements between the parties on this subject. This Agreement may be amended or altered only in a writing signed by the Chief Executive Officer or of Endosonics and Employee.

         2.3 Applicable Law; Severability. This Agreement shall be construed and interpreted in accordance with the laws of the State of California without regard to conflicts of laws and principles. Each provision of this Agreement is severable from the others, and if any provision hereof shall be to any extent unenforceable it and the other provisions hereof shall continue to be enforceable to the full extent allowable, as if such offending provision had not been a part of this Agreement.

         2.4 Proprietary Information Agreement. Employee shall execute Endosonics' Proprietary Information Agreement prior to the Effective Time of the Merger.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

RIVER ACQUISITION CORP.                 ENDOSONICS CORPORATION


By:___________________________          By:___________________________

Its:___________________________         Its:__________________________



                                        EMPLOYEE



                                        ______________________________
                                        Name: